UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Check the appropriate box:
☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
MOVADO GROUP, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

MOVADO GROUP, INC.
650 From Road, Ste. 375
Paramus, New Jersey 07652-3556
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
June 23, 2022
The 2022 Annual Meeting of Shareholders of Movado Group, Inc. will be held on Thursday, June 23, 2022 at 10:00 a.m., Eastern time. Based on the positive experiences of the past two years and to allow all of our shareholders, regardless of their physical location, to participate more easily in the meeting, the annual meeting once again will be held entirely online. You will be able to attend and participate in the annual meeting online by visiting www.virtualshareholdermeeting.com/MOV2022, where you will be able to listen to the meeting live, submit questions, and vote. To be admitted to the virtual meeting, eligible persons must enter the 16-digit control number found on their proxy card, voting instruction form, or notice of internet availability of proxy materials. If your shares are held in “street name” through a broker, bank or other nominee, you may obtain your control number by contacting them.
We encourage shareholders to visit the www.virtualshareholdermeeting.com/MOV2022 website for the most up-to-date information on the Annual Meeting, any procedures and limitations concerning attendance, and instructions on how to vote and ask questions during the Annual Meeting. Whether or not shareholders plan to attend the virtual-only Annual Meeting, we urge shareholders to vote and submit their proxies in advance of the meeting by one of the methods described in these proxy materials.
The 2022 Annual Meeting of Shareholders is being held for the following purposes:
1.	To elect eight directors to serve on the Board of Directors until the next Annual Meeting and until their successors are elected and qualified.
2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2023.
3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the proxy statement under “Executive Compensation.”
4.	To approve the Deferred Compensation Plan, as described in the proxy statement under “Approval of an Amendment and Restatement of the Deferred Compensation Plan for Executives.”
5.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.
Holders of the Company’s Common Stock and Class A Common Stock of record at the close of business on April 26, 2022 are entitled to notice of, and to vote at, the Annual Meeting of Shareholders or any postponements or adjournments thereof.
Again this year, we will furnish proxy materials to our shareholders via the Internet in order to expedite shareholders’ receipt of proxy materials while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting.
Accordingly, we are mailing to our shareholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials, which provides instructions on how to access the attached proxy statement and our annual report to shareholders for the fiscal year ended January 31, 2022 via the Internet and how to vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how to obtain the proxy materials in printed form.
Dated: May 12, 2022	By order of the Board of Directors /s/ Mitchell C. Sussis Secretary and General Counsel
Your vote is important. Regardless of whether you plan to attend the Annual Meeting, please follow the instructions you received to vote your shares as soon as possible, to ensure that your shares are represented at the Annual Meeting. Shareholders of record, or beneficial shareholders named as proxies by their shareholders of record, who attend the meeting may vote their shares during the meeting, even though they have sent in proxies or voted online.

MOVADO GROUP, INC.

PROXY STATEMENT
Annual Meeting of Shareholders of Movado Group, Inc. to be held on Thursday, June 23, 2022

Some Questions You May Have Regarding This Proxy Statement
What is the purpose of these materials?
The Board of Directors (the “Board of Directors”) of Movado Group, Inc. (the “Company”) is soliciting proxies for our 2022 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held on Thursday, June 23, 2022 at 10:00 a.m., Eastern time, in virtual format only at www.virtualshareholdermeeting.com/MOV2022. The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of Directors and our most highly-paid executive officers, and other required information. Our annual report to shareholders for the fiscal year ended January 31, 2022 is available to review with this proxy statement. We are mailing a notice of the Annual Meeting (and, for those who request it, a paper copy of this proxy statement and the enclosed form of proxy) to our shareholders on or about May 12, 2022.
What proposals will be voted on at the Annual Meeting?
The four matters scheduled to be voted on at the Annual Meeting are:
1.	The election of eight directors to serve on the Board of Directors;
2.	The ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2023;
3.	The approval, on an advisory basis, of the compensation of the Company’s named executive officers, as described in the proxy statement under “Executive Compensation;” and
4.	To approve the Deferred Compensation Plan, as described in the proxy statement under “Approval of an Amendment and Restatement of the Deferred Compensation Plan for Executives.”
In addition, such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof may be voted on.
Who can vote at the Annual Meeting?
Anyone owning shares of the Company’s Common Stock and/or its Class A Common Stock at the close of business on April 26, 2022, the record date for this year’s Annual Meeting, is entitled to attend and to vote on all items properly presented at the Annual Meeting.
Who is asking me for my vote?
The Company is soliciting your proxy on behalf of the Board of Directors and has retained Broadridge Investor Communications Solutions, Inc. (“Broadridge”), professional proxy solicitors, to assist with the solicitation. We will pay the entire cost of this proxy solicitation, including the cost of preparing and mailing the Notice of Internet Availability of Proxy Material and the Proxy Statement and Broadridge’s fee, which we expect to be less than $10,000.
What are my voting rights?
Each share of Common Stock is entitled to one vote and each share of Class A Common Stock is entitled to 10 votes on each matter properly presented at the Annual Meeting. At the close of business on April 26, 2022, the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting, there were 16,104,956 shares of Common Stock outstanding and 6,524,805 shares of Class A Common Stock outstanding. The Common Stock and the Class A Common Stock are hereinafter referred to together as the “Capital Stock.” A list of all shareholders as of the record date will be available during ordinary business hours at the Company’s principal place of business located at 650 From Road, Ste. 375, Paramus, NJ 07652-3556, from the Secretary of the Company, at least 10 days before the Annual Meeting and will also be available at the Annual Meeting.
How does the Board of Directors recommend that I vote?
The Board of Directors recommends that you vote:
1.	FOR the election of each of the director nominees;
2.	FOR the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year;
3.	FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers, as described in the proxy statement under “Executive Compensation;” and
4.
FOR the amendment and restatement of the Deferred Compensation Plan, as described in the proxy statement under “Approval of an Amendment and Restatement of the Deferred Compensation Plan for Executives.”

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full printed set?
In accordance with the rules of the Securities and Exchange Commission (the “SEC”), the Company is providing access to its proxy materials via the Internet. Accordingly, the Company is mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders of record and beneficial owners. All shareholders will have the ability to access the proxy materials on a website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials via the Internet or to request a printed set may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.
Where can I view the proxy materials on the Internet?
The Notice provides you with instructions on how to:
•	view proxy materials for the Annual Meeting via the Internet; and
•	instruct the Company to send future proxy materials to you by email.
You can also view the proxy materials for the Annual Meeting online at www.movadogroup.com by clicking on Investors and then Annual Report & Proxy Materials.
How do I vote?
If you are a shareholder on the record date, you may vote in advance of the meeting by following the instructions for voting on the Notice. If you receive paper copies of these proxy materials, you can vote in advance of the meeting by completing, signing and dating your proxy card and returning it in the enclosed envelope. Alternatively, you may attend the Annual Meeting and vote your shares during the meeting by visiting www.virtualshareholdermeeting.com/MOV2022 and entering the 16-digit control number included in your Notice, voting instruction form, or proxy card. If you vote in advance online, by phone or by mailing in a proxy card, you may still attend the Annual Meeting and vote during the meeting, but, in that case, only the votes you enter during the meeting will count.
Can I change my vote after I have delivered my proxy?
Yes. You may change your vote at any time before voting concludes at the Annual Meeting by:
•	providing another proxy, or using any of the available methods for voting, with a later date;
•	notifying the Company’s Secretary in writing before the Annual Meeting that you wish to revoke your proxy; or
•	voting at www.virtualshareholdermeeting.com/MOV2022 during the Annual Meeting.

What is a quorum?
For the purposes of the Annual Meeting, a “quorum” is a majority in voting power of the outstanding shares of Capital Stock owned by shareholders on the record date. There must be a quorum present in person or represented by proxy for the Annual Meeting to be held. Broker non-votes (as further described below) and abstentions are counted for purposes of determining whether a quorum is present.
What is broker “discretionary” voting?
Under the rules of the New York Stock Exchange (“NYSE”), brokers who have transmitted proxy materials to customers will have discretion to vote the shares of customers who fail to provide voting instructions on “routine matters,” but brokers may not vote such shares on “non-routine matters” without voting instructions. When a broker’s customer does not provide the broker with voting instructions on non-routine matters, the broker cannot vote on those matters and instead reports the number of such shares as broker “non-votes.” Broker non-votes are counted as present for the purpose of determining the presence of a quorum for the transaction of business, but they are not counted as shares voting. Broker non-votes can therefore have the effect of preventing approval of certain proposals where the number of affirmative votes, although a majority of the votes cast, does not constitute a majority of the voting power present. Non-routine matters include the election of directors, the approval, on an advisory basis, of the executive compensation of the Company’s named executive officers, and the approval of the amendment and restatement of the Deferred Compensation Plan for Executives. Therefore, if you hold your shares in street name through a broker, you must cast your vote if you want it to count in respect of these non-routine matters. The ratification of the appointment of the Company’s independent registered public accounting firm is a routine matter, so brokers will have discretion to vote any uninstructed shares on that proposal (Proposal 2).
How are matters presented at the Annual Meeting approved?
Directors are elected by a plurality of the votes cast at the Annual Meeting. Approval of each of the proposals to: (i) ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2023 and (ii) approve, on an advisory basis, the compensation of the Company’s named executive officers requires the affirmative vote of the holders of a majority in voting power of the outstanding shares of Capital Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. With respect to the aforementioned proposals, abstentions will not be counted as votes cast in accordance with New York law. For this reason, abstentions and broker non-votes will have the effect of votes against (i) the proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2023 and (ii) the proposal to approve the compensation of the Company’s named executive officers. Abstentions and broker non-votes will have no effect on the election of directors.
Approval of the amendment and restatement of the Deferred Compensation Plan requires, pursuant to the rules of the NYSE, the affirmative vote of the holders of a majority of the votes cast on the proposal, provided that the total votes cast on the proposal represent over 50% in interest of all shares entitled to vote on the proposal. Pursuant to NYSE rules, we will count abstentions as votes cast “against” this proposal, but we will not count broker non−votes as votes cast on this proposal.
May I vote confidentially?
Yes. Our policy is to keep your vote confidential, except as otherwise legally required, to allow for the tabulation and certification of votes and to facilitate proxy solicitation.
Who will count the votes?
A representative of Broadridge will count the votes and act as the inspector of election for the Annual Meeting.
What if additional matters are presented to the Annual Meeting?
We do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement. If any other business is presented at the Annual Meeting, your properly executed proxy gives authority to Mitchell C. Sussis, our General Counsel and Corporate Secretary, and to Sallie A. DeMarsilis, our Chief Operating Officer and Chief Financial Officer, to vote on such matters at his or her discretion.

Where can I find the voting results from the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K that we will file with the SEC within four business days after the date of the Annual Meeting.
How can I obtain information about the Company?
A copy of our fiscal 2022 Annual Report on Form 10-K is available on our website at www.movadogroup.com. Shareholders may also obtain a free copy by sending a request in writing to Mitchell C. Sussis, Corporate Secretary, at the Company’s address set forth in the Notice.
When are shareholder proposals due for consideration at next year’s annual meeting?
Under SEC rules, for shareholder proposals to be considered for inclusion in the proxy statement for the 2023 Annual Meeting, they must be submitted in writing to our Corporate Secretary at Movado Group, Inc., 650 From Road, Ste. 375, Paramus, NJ 07652-3556, on or before January 12, 2023. In addition, our by-laws provide that, for directors to be nominated or other proposals to be properly presented at the 2023 Annual Meeting, an additional notice of any nomination or proposal must be received by us not less than 60 days nor more than 90 days before the Annual Meeting. If less than 70 days’ notice of our 2023 Annual Meeting is given, then to be timely, the notice by the shareholder must be received by us not later than the close of business on the tenth day following the day on which the first public announcement of the date of the 2023 Annual Meeting is made or the notice of the meeting is mailed, whichever occurs first.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows the number of shares of the Company’s Class A Common Stock and Common Stock beneficially owned as of April 30, 2022 (except as otherwise noted in footnotes 2, 3, 4 and 5) by (i) each shareholder known by the Company to beneficially own more than 5% of the outstanding shares of either the Class A Common Stock or the Common Stock, (ii) each current director, (iii) each executive officer named in the Summary Compensation Table, and (iv) all current executive officers and directors as a group.
	Shares of Class A Common Stock Beneficially Owned(1)	Shares of Common Stock Beneficially Owned(1)	Percent of Outstanding Shares of Capital Stock
Name of Beneficial Owner			Class A Common Stock(1)	Common Stock(1)	Percent of Total Voting Power(1)
BlackRock Inc.(2)	—	2,553,405	—	15.77%	3.14%
The Vanguard Group, Inc.(3)	—	1,212,579	—	7.49%	1.49%
Dimensional Fund Advisors LP(4)	—	1,117,213	—	6.90%	1.37%
Royce & Associates, LP(5)	—	1,004,990	—	6.21%	1.23%
Peter A. Bridgman	—	35,578	—	*	*
Vivian D’Elia(6)	—	28,359	—	*	*
Sallie A. DeMarsilis(7)	—	84,090	—	*	*
Alexander Grinberg(8)	422,812	36,028	6.48%	*	5.24%
Efraim Grinberg(9)	5,490,149	195,236	84.14%	1.21%	67.65%
Alan H. Howard	—	47,039	—	*	*
Richard Isserman	—	13,601	—	*	*
Ann Kirschner	—	10,611	—	*	*
Maya Peterson	—	—	—	*	*
Stephen Sadove	—	20,429	—	*	*
Behzad Soltani	—	—	—	*	*
Mitchell C. Sussis(10)	—	15,054	—	*	*
All executive officers, directors and director nominees as a group (12 persons)(11)	5,826,478	454,599	89.30%	2.81%	72.10%
*	Denotes less than one percent
The address for Messrs. Bridgman, A. Grinberg, E. Grinberg, Howard, Isserman, Sadove, Soltani, and Sussis and for Mses. Kirschner, D’Elia, DeMarsilis and Peterson is c/o Movado Group, Inc., 650 From Road, Ste. 375, Paramus, New Jersey 07652-3556.
(1)
Although each share of Class A Common Stock is convertible at any time into one share of Common Stock, the shares of Common Stock shown as beneficially owned by each of the persons or groups listed in the table above do not include the shares of Common Stock deemed to be beneficially owned by such persons or groups as a result of beneficial ownership of shares of Class A Common Stock, which shares are shown in a separate column. The percentage of outstanding shares of Common Stock shown as beneficially owned by each of the persons or groups in the table above is shown on the same basis. In calculating the percent of total voting power held by each person or group, the voting power of shares of Common Stock (one vote per share) and Class A Common Stock (10 votes per share) has been aggregated. Except as otherwise indicated, the persons listed have advised the Company that they have sole voting power and sole dispositive power with respect to the shares of Class A Common Stock and of Common Stock indicated as owned by them.

(2)
On January 25, 2022, in a filing on Schedule 13G under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), BlackRock Inc. reported beneficial ownership as of December 31, 2021 of 2,553,405 shares of Common Stock. It reported having sole voting power as to 2,528,719 of such shares, shared voting power as to none of such shares, and sole dispositive power as to 2,553,405 of such shares. It also reported that all of the shares of Common Stock that it beneficially owns were acquired in the ordinary course of business and not for the purpose or with the effect of changing or influencing control of the Company, or in connection with any transaction having such purpose or effect. The address of BlackRock Inc. is 55 East 52nd Street, New York, NY 10055.

(3)
On February 9, 2022, in a filing on Schedule 13G under the Exchange Act, The Vanguard Group, Inc. (“Vanguard”) reported beneficial ownership as of December 31, 2021 of 1,212,579 shares of Common Stock, as to which it reported having shared voting power in respect of 21,360 shares; shared dispositive power in respect of 30,818 shares; sole voting power in respect of none of such shares; and sole dispositive power in respect of 1,181,761 shares. Vanguard reported that all of such shares were acquired in the ordinary course of business and not for the purpose or with the effect of changing or influencing control of the Company, or in connection with any transaction having such purpose or effect. Vanguard’s address is 100 Vanguard Boulevard, Malvern, PA 19355.

(4)
On February 14, 2022, in a filing on Schedule 13G under the Exchange Act, Dimensional Fund Advisors LP (“DFA”) reported beneficial ownership as of December 31, 2021 of 1,117,213 shares of Common Stock, as to all of which it has sole dispositive power. DFA reported having sole voting power as to 1,093,214 of the shares and shared voting power as to none of the shares. DFA also reported that all of such shares were acquired in the ordinary course of business and not for the purpose or with the effect of changing or influencing control of the Company, or in connection with any transaction having such purpose or effect. The address of DFA is Building One, 6300 Bee Cave Road, Austin, TX 78746.

(5)
On January 21, 2022, in a filing on Schedule 13G under the Exchange Act, Royce & Associates, LP (“R&A”) reported beneficial ownership as of December 31, 2021 of 1,004,990 shares of Common Stock, as to all of which it has sole dispositive power and sole voting power. R&A reported that all of such shares were acquired in the ordinary course of business and not for the purpose or with the effect of changing or influencing control of the Company, or in connection with any transaction having such purpose or effect. R&A’s address is 745 Fifth Avenue, New York, NY 10151.

(6)
The total number of shares of Common Stock reported as beneficially owned by Ms. D’Elia includes 8,560 shares which she has the right to acquire by the exercise of options under the Company’s Stock Plan.

(7)
The total number of shares of Common Stock reported as beneficially owned by Ms. DeMarsilis includes 48,244 shares which she has the right to acquire by the exercise of options under the Company’s Stock Plan.

(8)
The total number of shares of Class A Common Stock beneficially owned by Mr. A. Grinberg includes 37,277 shares owned by a trust for the benefit of Mr. A. Grinberg’s nephew, of which he is a co-trustee with Mr. Mark Fishman, with whom he shares voting and investment power. Mr. A. Grinberg’s total also include 75,191 shares of Class A Common Stock and 25,000 shares of Common Stock owned by the Grinberg Family Foundation. As one of three directors of the Grinberg Family Foundation (along with Mr. E. Grinberg and their sister Miriam Phalen), Mr. A. Grinberg may be deemed to have shared voting and dispositive power over the shares owned by such foundation. Mr. A. Grinberg’s total also includes 11,292 shares of Class A Common Stock and 6,426 shares of Common Stock held by a trust for the benefit of Mr. A. Grinberg of which Mr. A. Grinberg is co-trustee with Mr. E. Grinberg and Sharon Trulock and over which Mr. A. Grinberg may therefore be deemed to have shared voting and dispositive power. Mr. A. Grinberg disclaims beneficial ownership as to the shares of Class A Common Stock and Common Stock held by the trusts of which he is a trustee and the foundation for which he is a director, except, in each case, to the extent of his pecuniary interest therein. In addition, Mr. A. Grinberg is a limited partner in Grinberg Partners L.P. (“GPLP”), a Delaware limited partnership that owns 3,055,640 shares of Class A Common Stock, and is also the trustee of a grantor annuity trust that is a limited partner in Grinberg Partners II L.P. (“GPLPII”), a Delaware limited partnership that owns 422,943 shares of Class A Common Stock. However, the 3,478,583 combined shares of Class A Common Stock owned by GPLP and GPLPII are not included in Mr. A. Grinberg’s total in this beneficial ownership table since voting and dispositive power over these shares is controlled by Grinberg Group Partners, a Delaware general partnership (“GGP”) that is the general partner of GPLP and GPLPII.

(9)
Of the shares of Common Stock reported as beneficially owned by Mr. E. Grinberg: 27,000 are shares which Mr. E. Grinberg has the right to acquire by the exercise of options under the Company’s Stock Plan; 6,425 are shares of Common Stock held by a remainder trust for the benefit of Mr. E. Grinberg (“EG Remainder Trust”), for which trust Mr. E. Grinberg is co-trustee together with Sharon Trulock with whom he shares voting and dispositive power; 12,852 are shares of Common Stock held by remainder trusts for the benefit of Miriam Phalen and Mr. A. Grinberg (“MP/AG Remainder Trusts”), for which trusts Mr. E. Grinberg is co-trustee together with Sharon Trulock and Ms. Phalen or Mr. A. Grinberg, as the case may be, and over which shares Mr. E. Grinberg may therefore be deemed to have shared voting and dispositive power; 20,000 are shares of Common Stock held by the Efraim Grinberg Family Foundation for which Mr. E. Grinberg is one of two directors (the other being Sharon Trulock) with shared voting and dispositive power; and 25,000 are shares of Common Stock held by the Grinberg Family Foundation. Mr. E. Grinberg is one of three directors of the Grinberg Family Foundation (along with Ms. Phalen and Mr. A. Grinberg) and therefore may be deemed to have shared voting and dispositive power over the shares owned by that foundation. Included in Mr. E. Grinberg’s total number of shares of Class A Common Stock are: an aggregate of 563,306 shares held by several trusts for the benefit of Mr. E. Grinberg’s siblings and himself, of which trusts Mr. E. Grinberg is sole trustee; and 201,928 shares held by four testamentary trusts for the benefit of Mr. E. Grinberg’s children and the children of his siblings, of which trusts he is sole trustee. As sole trustee of the foregoing trusts, Mr. E. Grinberg has sole investment and voting power with respect to the Class A Common Stock held in such trusts. In addition, the number of shares of Class A Common Stock reported for Mr. E. Grinberg also includes: an aggregate of 862,940 shares held by several trusts for the benefit of Mr. E. Grinberg’s siblings and himself; 855 shares held by a trust for the benefit of Mr. E. Grinberg’s nephew; and 11,291 shares held by the EG Remainder Trust. Mr. E. Grinberg is co-trustee with Sharon Trulock for each of these trusts and, as co-trustee, Mr. E. Grinberg has shared voting and dispositive power, together with Ms. Trulock, with respect to the Class A Common Stock held in such trusts. The number of shares of Class A Common Stock reported for Mr. E. Grinberg also includes 22,584 shares held by the MP/AG Remainder Trusts. The total number of shares of Class A Common Stock beneficially owned by Mr. E. Grinberg also includes 3,055,640 shares owned by GPLP, 339,743 shares owned by GPLPII, 75,191 shares owned by the Grinberg Family Foundation and 23,000 shares owned by the Efraim Grinberg Family Foundation. As the managing partner of GGP (the general partner of GPLP), Mr. E. Grinberg shares with GGP and GPLP voting and dispositive power with respect to the 3,055,640 shares of Class A Common Stock held directly by GPLP. As the managing partner of GGP (the general partner of GPLPII), Mr. E. Grinberg also shares voting and dispositive power with GGP and GPLPII with respect to the 339,743 shares of Class A Common Stock held directly by GPLPII. Mr. E. Grinberg disclaims beneficial ownership as to the shares of Class A Common Stock and Common Stock held by GPLP, GPLPII, the trusts of which he is a trustee and the foundations for which he is a director, except, in each case, to the extent of his pecuniary interest therein.

(10)
The total number of shares of Common Stock reported as beneficially owned by Mr. Sussis includes 11,151 shares which he has the right to acquire by the exercise of options under the Company’s Stock Plan.

(11)	Excludes double counting of shares deemed to be beneficially owned by more than one person.

PROPOSAL 1 — ELECTION OF DIRECTORS
Directors hold office until the next annual meeting of shareholders and until the election and qualification of their successors. Under the Company’s by-laws, the Board of Directors can change the number of directors comprising the entire Board of Directors so long as the number is not less than three. The Board of Directors currently consists of eight directors, including four Caucasian males, one Caucasian female, two Hispanic males and one Black female.
All of the nominees are members of the present Board of Directors. If any nominee for election to the Board of Directors should be unable to accept nomination or election as a director, which is not expected, your proxy may be voted for a substitute or substitutes designated by the Board of Directors or the number of directors constituting the Board of Directors may be reduced in accordance with the Company’s by-laws. Directors will be elected by the holders of a plurality of the voting power present in person or represented by proxy and entitled to vote. Abstentions will not be counted for purposes of the election of directors. The Board of Directors recommends that shareholders vote FOR the election of the nominees listed below.
Name	Age	Director Since	Position
Peter A. Bridgman	70	2014	Director
Efraim Grinberg	64	1988	Chair of the Board of Directors and Chief Executive Officer; Director
Alex Grinberg	59	2011	Senior Vice President Customer Experience; Director
Alan H. Howard	62	1997	Director
Richard Isserman	87	2005	Director
Ann Kirschner	71	2019	Director
Maya Peterson	42	2022	Director
Stephen Sadove	70	2018	Director
Except for Efraim Grinberg and Alex Grinberg, who are brothers, there are no family relationships between any of the Company’s directors. There are no arrangements between any director and any other person pursuant to which any of them was elected a director.
Peter A. Bridgman served as Senior Vice President and General Auditor at PepsiCo Inc. before his election to the Board of Directors of the Company in February 2014. From 2000 to 2011, Mr. Bridgman was SVP and Controller at PepsiCo Inc., during which time he led the financial reporting and control functions for the $67 billion global consumer products company, ensuring best practice governance and regulatory compliance around the world. From 1992 to 2000, Mr. Bridgman served as SVP and Controller of Pepsi Bottling Group and from 1985 to 1992, he held positions of increasing responsibility at Pepsi International. Prior to that, Mr. Bridgman spent 12 years at KPMG where he had global client audit responsibilities. Mr. Bridgman served on the board of Alltel Corporation, a $10 billion wireless provider acquired by Verizon in 2009, and Pepsi Bottling Ventures, an $800 million private beverage manufacturer. He received a B.S. in Economics and Accounting from Bristol University in England, and is both a Certified Public Accountant in the United States and a Chartered Accountant in England. Mr. Bridgman’s extensive experience in financial reporting and internal control and his background in public accounting qualify him for service on our Board of Directors and provide the Board of Directors with additional expertise in these areas.
Efraim Grinberg joined the Company in June 1980 and served as the Company’s Vice President of Marketing from February 1985 until July 1986, at which time he was elected to the position of Senior Vice President of Marketing. From June 1990 to October 1995, Mr. E. Grinberg served as the Company’s President and Chief Operating Officer and, from October 1995 until May 2001, served as the Company’s President. In May 2001, Mr. E. Grinberg was elected to the position of President and Chief Executive Officer and, in addition, effective January 31, 2009, he was elected Chair of the Board of Directors. In March 2010 Mr. E. Grinberg resigned as President. He continues to serve as the Company’s Chair of the Board of Directors and Chief Executive Officer. Mr. E. Grinberg’s more than three decades of experience in the watch industry and in a variety of positions at the Company during this period of its growth provides him with extensive knowledge of the Company’s brands, markets, competitors, customers and other aspects of its business and the industry as a whole and qualifies him for service on the Board of Directors. Mr. E. Grinberg also serves on the Boards of Directors of Lincoln Center for the Performing Arts, Inc. and the Breast Cancer Research Foundation.
Alex Grinberg joined the Company in December 1994 as a territory manager for the Movado brand and was promoted to Vice President of International Sales for the Concord brand in June 1996. From February 1999 through October 2001 he was stationed in the Far East, developing Movado Group brands in Hong Kong and Japan. Beginning in November 2001 he held a number of positions of increasing responsibility within the Concord brand in the United States until November 2010, when he was appointed Senior Vice President of Customer/Consumer Centric Initiatives. In 2020, Mr. Grinberg was appointed Senior Vice President of Customer Experience with responsibility for developing and implementing strategies to improve customer experience and recommending best practices to ensure that Company decisions align with our customers’ needs. Mr. A. Grinberg’s many years with the Company, during which time he has held a number of positions in sales and brand management, and his international experience, make him well qualified for service on the Board of Directors.
Alan Howard is the Managing Partner of Heathcote Advisors LLC, which he formed in March 2008 and which provides financial advisory services as well as makes principal investments. Since April 2018, Mr. Howard has served on the board of directors of the BNY Mellon Family of Funds (formerly The Dreyfus Family of Funds), a number of equity, fixed income and money market funds managed by investment advisor BNY Mellon Investments, and was appointed their Audit Committee Chair in 2020. From March 2020 through April 2021, Mr. Howard also served on the Board of Directors of Diamond Offshore Drilling (NYSE:DO), a global provider of contract drilling services to the energy industry, where he also served as Lead Director and Chair of the Audit Committee as well as a member of the Executive and Finance Committees. From 2012 through 2019, Mr. Howard was a member of the Board of Directors of Dynatech/MPX Holdings LLC, a global supplier and service provider of U.S. military aircraft parts, and held executive positions with that company and its subsidiaries. From 2008 through 2010 he was Managing Partner of advisory firm S3 Strategic Advisors LLC. From June 2006 through July 2007, Mr. Howard was a Managing Director of Greenbriar Equity Group LLC, a private equity firm. Prior to June 2006, Mr. Howard was a Managing Director of Credit Suisse First Boston LLC (“CSFB”), an international financial services firm which he joined in 1985. Mr. Howard’s broad experience in corporate governance, organizational management and investment banking make him well qualified for service on the Board of Directors.
Richard Isserman had a distinguished career of nearly 40 years with KPMG LLP and, for 26 years, served as Audit Partner in KPMG’s New York office. He also led KPMG’s real estate audit practice in New York and was a member of the firm’s SEC Reviewing Partner’s Committee. Mr. Isserman retired from KPMG in June 1995. He is a licensed New York State CPA. Based on his years of demonstrated leadership in the field of public accounting, Mr. Isserman provides our Board of Directors with in-depth knowledge and experience in financial, accounting and risk management issues.
Ann Kirschner is an educator, consultant, and writer. Since 2006 she has been associated with The City University of New York, where she is University Professor, having previously served as Dean of Macaulay Honors College, and Strategic Advisor to the Chancellor. Ms. Kirschner is also President and Founder of Comma Communications, which provides advisory services for institutions and organizations focused on innovation in media, technology and education. A pioneer in digital technology and media and a veteran of four start-ups in cable, satellite, and online, she was the first digital strategist for the National Football League, where she launched NFL.COM and NFL SUNDAY TICKET. Ms. Kirschner serves on the boards of Strategic Cyber Ventures and Noodle Partners. She is Vice Chair of Arizona State University’s EdPlus; a trustee of the Paul and Daisy Soros Foundation, Footsteps and nycFIRST; co-chair of the Princeton University Graduate School Leadership Council; a former trustee of Princeton University; and a member of the advisory boards of Chegg, ShortTok and WorldQuant University. Ms. Kirschner’s extensive experience in education and digital technology adds an important perspective to the Board as the Company continues to invest in online marketing and technology and makes her well qualified for service on the Board of Directors.
Maya Peterson currently serves as Vice President, Insights & Strategy at Universal Music Group for Brands. Additionally, she serves as a Senior Advisor to Influence Change, a nonpartisan organization focused on voter justice. She has held both of these positions since 2020. From 2013 through 2020, Ms. Peterson held senior marketing positions at Viacom CBS, and before that held brand and marketing roles at several other consumer products and services companies. Since 2021, Ms. Peterson has served as an Advisory Board Member for Good Information, Inc. and since 2018 as a Youth Solutions Advisory Council Member for the YMCA Global Alliance. Ms. Peterson has received various awards for her marketing expertise and ability to influence through media. Her media and marketing experience and proven ability to research and leverage consumer insights and attract millennial and GenZ consumers make her well qualified to serve on the Board of Directors.
Stephen Sadove has served as a founding partner of JW Levin Management Partners LLC, a private management and investment firm, since 2015. Mr. Sadove has also served since 2014 as principal of Stephen Sadove and Associates, which provides consulting services to retail and non-retail clients. From 2007 until 2013, Mr. Sadove served as Chair and Chief Executive Officer of Saks Incorporated, having previously served Saks in the roles of Vice Chair, Chief Operating Officer and Chief Executive Officer. Prior to his tenure with Saks, Mr. Sadove served Bristol-Myers Squibb Company (NYSE: BMY) from 1991 until 2001, most recently as Senior Vice President of Bristol-Myers Squibb and President, Worldwide Beauty Care. Mr. Sadove currently serves on the board of directors of Colgate-Palmolive Company (NYSE: CL), where he serves as the Lead Director; Aramark (NYSE: ARMK), where he serves as Chair of the Board; and Park Hotels and Resorts Inc. (NYSE: PK). Mr. Sadove served on the board of directors of J.C. Penney Company, Inc. (NYSE: JCP) until May 2016 and Ruby Tuesday, Inc. (NYSE: RT) until December 2017. He currently serves as Chairman Emeritus of the board of trustees of Hamilton College. Mr. Sadove’s operations and leadership expertise, extensive marketing experience at retail and consumer-products companies, and significant public company directorship experience make him well qualified to serve on the Board of Directors.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Board of Directors Leadership Structure
Prior to January 31, 2009, the positions of Chair of the Board of Directors and Chief Executive Officer were held by two individuals. Following the retirement and passing of the Company’s former Chair, Mr. Gedalio Grinberg, the Board of Directors appointed Mr. Efraim Grinberg, who at that time was the Chief Executive Officer and a sitting member of the Board of Directors, to also serve as Chair. In making the decision to combine the positions of the Chair and Chief Executive Officer, the Board of Directors took into consideration Mr. E. Grinberg’s almost 30 years of management, financial and administrative leadership at the Company and his extensive knowledge of, and experience with, other aspects of the Company’s business.
In May 2011, upon the recommendation of the Nominating, Governance and Corporate Responsibility Committee, the Board of Directors established the position of “lead director” to help coordinate the activities of the other independent directors and to perform such other duties and responsibilities as the Board of Directors may determine from time to time. Mr. Howard was appointed by the Board of Directors as lead director at that time and currently continues to serve in that capacity, in addition to chairing the Compensation Committee. The primary duties of the lead director include providing advice on agendas for, and the scheduling of, Board of Directors meetings, advising the Chair as to the quality, quantity and timeliness of the information submitted by the Company’s management to the Board of Directors, serving as the principal liaison for consultation and communication between the independent directors of the Board of Directors and the Chair, without inhibiting direct communication between the Chair and the other directors, and presiding at meetings of the Board of Directors in the absence of, or upon the request of, the Chair and presiding at all meetings of the independent directors.
The composition of the Board of Directors, the tenure of the directors with the Company, the overall experience of the directors and the experience that the directors have had with the Chair, the lead director and the executive management group permit and encourage each member to take an active role in all discussions, and each member does actively participate in all substantive discussions. We believe that our current Board of Directors leadership structure is serving the Company well at this time.
Board of Directors Meetings and Committees
In fiscal 2022, the Board of Directors held ten meetings. All directors attended at least 75% of the meetings of the Board of Directors and of the committees on which they served.
The Board of Directors has three committees:
•	Audit;
•	Compensation; and
•	Nominating, Governance and Corporate Responsibility.
The members of the committees and their chairs are appointed by the Board of Directors annually. Each committee is comprised entirely of independent directors in accordance with NYSE listing standards. Each committee operates under a written charter which is available at the Company’s website at www.movadogroup.com by clicking on “Investors”, “Corporate Governance,” and then the name of the respective committee. Committee charters are also available in print upon the written request of any shareholder. The current committee membership is as follows:
Audit Committee	Compensation Committee	Nominating, Governance and Corporate Responsibility Committee
Peter A. Bridgman*	Alan H. Howard*	Ann Kirschner*
Alan H. Howard	Ann Kirschner	Peter A. Bridgman
Richard Isserman	Stephen Sadove	Stephen Sadove
Stephen Sadove
*	Committee Chair

Audit Committee
The Board of Directors has determined that each member of the Audit Committee is an “audit committee financial expert” as defined under the rules adopted by the SEC and, therefore, has accounting or related financial expertise in accordance with the NYSE listing standards. The Audit Committee held five meetings in fiscal 2022.
The principal functions of the Audit Committee are to (i) appoint, approve the compensation of, terminate and oversee the work of the Company’s independent auditors; (ii) approve in advance all audit and permissible non-audit services provided to the Company by independent auditors; (iii) review, in consultation with the Company’s independent auditors, management and the Company’s internal auditors, the Company’s financial reporting process, including its internal controls; (iv) review, with management and the Company’s independent auditors, the Company’s annual and quarterly financial statements before the same are publicly filed; and (v) report regularly to the Board of Directors with respect to any issues that arise concerning, among other things, the quality or integrity of the Company’s financial statements, the performance of the internal audit function, the Company’s compliance with legal requirements and the performance and independence of the Company’s independent auditors.
Compensation Committee
The Compensation Committee held five meetings in fiscal 2022. The principal functions of the Compensation Committee are to (i) review and approve corporate goals and objectives relevant to the CEO’s compensation, evaluate the CEO’s performance in light of those goals and objectives and set the CEO’s compensation level based on that evaluation; (ii) review and approve compensation levels for non-CEO executive officers and key employees of the Company; (iii) review significant employee benefit programs; and (iv) establish and administer executive compensation programs, including bonus plans, stock option and other equity-based programs, deferred compensation plans and any other cash or stock incentive programs.
For additional information concerning the operation of the Compensation Committee, including the role of outside compensation consultants and management in the process of determining the amount and form of executive compensation, see “Compensation Discussion and Analysis” below.
Compensation Committee Interlocks and Insider Participation
The Company’s Compensation Committee was at all times during fiscal year 2022 comprised entirely of independent directors who at no time were executive officers or employees of the Company. No executive officer of the Company has ever served as a member of the Board of Directors or compensation committee of any company whose executive officers include a member of the Board of Directors or the Compensation Committee.
Nominating, Governance and Corporate Responsibility Committee
In fiscal year 2022, the Nominating/Corporate Governance Committee was renamed the Nominating, Governance, and Corporate Responsibility Committee, and its charter was amended to include oversight responsibility for environmental and social concerns. The Nominating, Governance and Corporate Responsibility Committee held six meetings in fiscal 2022. The principal functions of the Nominating, Governance and Corporate Responsibility Committee are to (i) identify individuals qualified to become directors, consistent with criteria approved by the Board of Directors, and recommend director candidates to the Board of Directors; (ii) develop and recommend corporate governance principles to the Board of Directors; (iii) oversee the adoption of a code of ethics for directors, officers and employees of the Company and assure that procedures are in place for disclosure of any waivers of that code for directors or executive officers; (iv) facilitate an annual assessment of the performance of the Board of Directors and each of its committees; and (v) oversee the Company’s overall approach to corporate responsibility.
The Board of Directors and individual committee self-assessments typically occur each May or June. The annual Board of Directors self-assessment is organized by the Chair of the Nominating, Governance and Corporate Responsibility Committee who generally circulates a list of proposed key discussion topics as well as current and relevant governance issues in advance of the meeting to each member of the Board of Directors for review, consideration and input. Topics are centered on Board of Directors practices and performance and are intended to and do engender analysis and robust discussion. Management members of the Board of Directors attend and participate in the first part of the self-assessment meeting together with the non-employee directors, after which the non-employee directors meet alone. In addition, the Committee Chair conducts one-on-one meetings with each Board member to elicit feedback on the functioning of the Board. At the first regularly scheduled Board of Directors meeting following the self-assessment meetings, the Nominating, Governance and Corporate Responsibility Committee Chair reports to the full Board of Directors on the results of the Board of Directors self-assessment. Based on those results and any recommendations coming out of the self-assessment, the Board of Directors may implement changes, as appropriate, to its corporate governance guidelines or other processes.
Identifying and Evaluating Candidates for the Board of Directors
In considering possible candidates to serve on the Board of Directors, the Nominating, Governance and Corporate Responsibility Committee will take into account all appropriate qualifications, qualities and skills in the context of the current make-up of the Board of Directors and will consider the entirety of each candidate’s credentials. In addition, the Committee will evaluate each nominee according to the following criteria: personal character, accomplishments, integrity, and reputation in the business community; knowledge of the industry in which the Company does business; sound business judgment; leadership ability and capacity for strategic thinking; experience working constructively with others; sufficient time to devote to Board of Directors matters; diversity of viewpoints and backgrounds; and the absence of any conflict of interest that might interfere with performance as a director. While the Nominating, Governance and Corporate Responsibility Committee has no other policy with respect to the consideration of diversity in identifying nominees, it seeks directors who represent a diverse mix of backgrounds and experiences that will enhance the quality of the Board of Directors’ deliberations and decisions.
Shareholders may recommend director candidates for consideration by the Nominating, Governance and Corporate Responsibility Committee. To have a candidate considered by the Committee, a shareholder must submit the recommendation in writing and must include the following information:
•	The name and address of the shareholder and evidence of the shareholder’s ownership of Company stock, including the number and class of shares owned and the length of time of ownership;
•	A description of all arrangements or understandings between the shareholder and each candidate pursuant to which the nomination is being made;
•
The name of the candidate, the candidate’s resumé or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if nominated by the Board of Directors; and

•
Such other information regarding each proposed candidate as would be required to be included in a proxy statement under the rules of the SEC if such candidate had been nominated by the Board of Directors.

Each such recommendation must be sent to the Secretary of the Company at Movado Group, Inc., 650 From Road, Ste. 375, Paramus, New Jersey 07652-3556 and must be received within the time indicted above under “When are shareholder proposals due for consideration at next year’s annual meeting?” The Nominating, Governance and Corporate Responsibility Committee will evaluate shareholder recommended director candidates in the same manner as it evaluates director candidates identified by other means.
Corporate Governance Guidelines
The Company has adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees, including the Company’s Chief Executive Officer, Chief Financial Officer and principal accounting and financial officers.
The Company’s Corporate Governance Guidelines and its Code of Business Conduct and Ethics are available on the Company’s website at www.movadogroup.com by clicking on “Investors” and then “Corporate Governance.” The Corporate Governance Guidelines and the Code of Business Conduct and Ethics are also available in print, without charge, upon the written request of any shareholder.

Director Independence
The listing standards of the NYSE require that a majority of the Board of Directors be independent. No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board of Directors broadly considers all relevant facts and circumstances relative to independence and considers the issue not merely from the standpoint of the director, but also from the viewpoint of persons or organizations with which the director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships (among others). In accordance with the NYSE listing standards, the Board of Directors has adopted the following standards regarding director independence:
•
A director who is a current employee, or whose immediate family member is a current executive officer, of a company that makes payments to, or receives payments from, the Company for goods or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues, will not be considered an independent director; and

•
A director who serves, or whose immediate family member serves, as an executive, officer, director, trustee or employee of a charitable organization that receives discretionary charitable contributions from the Company in an amount less than the greater of $1,000,000 and 2% of that organization’s consolidated gross revenues, will not be disqualified from being considered independent based solely on that relationship.

The Board of Directors has determined that all of the members of the Board of Directors, with the exception of Alex Grinberg and Efraim Grinberg, representing a majority of the entire Board of Directors, are independent under the NYSE listing standards and satisfy the Company’s standards set forth above.
In addition, in accordance with the NYSE listing standards, the Board of Directors has determined that the Compensation Committee and Nominating, Governance and Corporate Responsibility Committee are composed entirely of independent directors. The Board of Directors has also determined that each member of the Audit Committee is independent under the applicable rules of the SEC and under the NYSE listing standards.
Executive Sessions of Non-Management Directors
The non-management directors hold regular executive sessions without management at least once each quarter. The lead director is designated to chair these executive sessions under the Company’s Corporate Governance Guidelines.
Board of Directors Role in Risk Oversight
While management is responsible for managing the various risks that may arise in the course of the Company’s business, the Board of Directors has a role in the oversight of the risk management process. The Board of Directors and, as appropriate, its committees, regularly meet to receive and discuss operating and financial reports presented by the Chair of the Board of Directors and Chief Executive Officer, the Chief Operating and Chief Financial Officer, the General Counsel, the Senior Vice President of Human Resources, the Chief Technology Officer, the Vice President of Internal Audit and Business Controls and numerous other officers and employees of the Company as well as experts and other advisors. In addition, each year management presents a budget and business plan for the following fiscal year which is reviewed by and discussed with the Board of Directors. Management also regularly discusses with the Board of Directors strategic initiatives and the associated risks. The Board of Directors also reviews specific risk areas on a regular basis. These include insured risks, disaster recovery, management authority and internal controls, litigation risks, risks associated with the Company’s information systems and data privacy, foreign currency risks, risks associated with the Company’s customer mix, supply chain and credit risks, inventory risks and other operational and financial risks. In particular, at least once each quarter the Board receives and discusses a cyber-security risk presentation and a data privacy presentation. These presentations include an update on the Company’s ongoing initiatives to raise employee awareness of information security risks. The Audit Committee has particular oversight responsibility with respect to the preparation and audit of the Company’s financial statements and internal audit issues and is specifically charged in its charter to, and does, discuss with management and the independent auditor the

Company’s policies with respect to risk assessment and risk management. The Audit Committee concerns itself most specifically with the integrity of the financial reporting process, but also with personnel, asset and information security risk. All committee meetings are open to the non-employee directors and many regularly attend.
Compensation Risk Assessment and Hedging Transactions
We believe that the performance goals and incentive plan structures generally established under the Company’s executive, annual and long-term incentive programs do not contribute to excessive risk taking by our senior executives or employees. The approved goals under our incentive programs are consistent with our financial operating plans and strategies, and these programs are discussed and reviewed by the Compensation Committee. The Company’s compensation systems are balanced, rewarding both short-term and long-term performance, and its performance goals are team oriented rather than individually focused, and include measurable factors and objective criteria. The Compensation Committee is actively engaged in setting compensation systems, monitoring those systems during the year and using discretion in making rewards, as necessary. In March 2021, the Compensation Committee recommended, and the Board approved, a “clawback” policy pursuant to which the Board has the authority to recoup excess incentive compensation received by an executive officer whose gross negligence or willful misconduct results in the need for the Company to restate its financial statements. The amount to be recouped would be the incentive compensation received by the executive officer during the three fiscal years immediately preceding the date on which the need for a restatement arises over the amount he or she would have received based on the restated results. The Company has not adopted any practices or policies prohibiting transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities. However, Company policy prohibits short sales and trading in puts, calls and other derivatives of Company stock.
As a result of the procedures and practices described above, the Committee believes that the Company’s compensation policies and practices for its employees do not encourage risk taking that is reasonably likely to have a material adverse effect on the Company.
Corporate Responsibility
Throughout its history, the Company’s environmental, social, and governance (“ESG”) activities have been grounded on its commitment to behave ethically, to manage responsibly, and to improve the quality of life of those within its influence. In fiscal 2020 the Company launched a global Corporate Responsibility task force, joining together a diverse team with members spanning various functions, regions, brands, backgrounds, and seniority levels. As a group, the task force reviewed the Company’s existing ESG programs, conducted a materiality assessment, and made recommendations. Based on these activities, in fiscal year 2022, the Company adopted a Corporate Responsibility strategy and established ESG goals for its fiscal years 2023 through 2026. These ESG goals have been incorporated into the Company’s “Make Time” Corporate Responsibility strategic plan. A steering committee comprised of the Company’s Chief Executive Officer, Chief Operating and Chief Financial Officer, the Senior Vice President of Human Resources, and the General Counsel oversee plan management, and the Company’s Associate General Counsel and Director of Corporate Responsibility is responsible for overall plan execution. Specific objectives within the plan are delegated among more than 30 brand, regional, and functional leaders.
In May 2022, the Company issued a Corporate Responsibility Report, which includes information about its Corporate Responsibility strategy, plan and goals, as well as information about the Company’s ESG efforts during fiscal year 2022. To read the Company’s Corporate Responsibility Report, please visit www.movadogroup.com/corporate-responsibility. Such materials are not to be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act.
Communications with the Board of Directors
Shareholders and other interested parties desiring to communicate directly with the full Board of Directors, the Audit Committee, the non-management directors as a group or with any individual director or directors may do so by sending such communication in writing addressed to the attention of the intended recipient(s), c/o Secretary and General Counsel, Movado Group, Inc., 650 From Road, Ste. 375, Paramus, NJ 07652-3556.

Interested parties may communicate anonymously and/or confidentially if they desire. All communications received that relate to accounting, internal accounting controls or auditing matters will be referred to the Chair of the Audit Committee unless the communication is otherwise addressed. All other communications received will be forwarded to the appropriate director or directors.
Director Attendance at Annual Meeting
The Company encourages all of the directors to attend each annual meeting of shareholders. To the extent reasonably practicable, the Company regularly schedules a meeting of the Board of Directors on the same day as the Annual Meeting of Shareholders. All of the members of the Board of Directors attended the 2021 Annual Meeting of Shareholders.

EXECUTIVE OFFICERS
For detailed information concerning Efraim Grinberg, see the listing for Mr. E. Grinberg under the heading “PROPOSAL 1 — ELECTION OF DIRECTORS” above. The names of the other current executive officers of the Company (and their respective ages as of the date of this proxy statement) are set forth below, together with the positions held by each during the past five or more years.
Name	Age	Position
Vivian D’Elia	70	Senior Vice President, Human Resources
Sallie A. DeMarsilis	57	Executive Vice President, Chief Operating Officer and Chief Financial Officer
Behzad Soltani	50	Executive Vice President, Commercial President and Chief Technology Officer
Mitchell C. Sussis	57	Senior Vice President, General Counsel and Secretary
Ms. D’Elia joined the Company in October 1994 as Vice President of Human Resources and was promoted to Senior Vice President of Human Resources in July 1997. Prior to joining the Company, she was the Director of Human Resources at Brother International, a provider of home, home office and business products. Prior to that, Ms. D’Elia spent ten years at Polychrome, a division of Sun Chemical, where she was Vice President, Human Resources.
Ms. DeMarsilis joined the Company in January 2008 as a Senior Vice President of Finance and was appointed Chief Financial Officer effective March 31, 2008. Ms. DeMarsilis was promoted to Executive Vice President, Chief Operating Officer and Chief Financial Officer in June 2020. From November 1994 through December 2007, she held several senior financial positions with The Warnaco Group, Inc. and Ann Inc. (formerly known as Ann Taylor Stores Corporation), including Controller and Senior Vice President of Finance. Both The Warnaco Group, Inc. and Ann Inc. were publicly traded companies during Ms. DeMarsilis’ tenure. Ms. DeMarsilis is a Certified Public Accountant and worked in public accounting with Deloitte for eight years before joining Ann Inc.
Mr. Soltani joined the Company in March 2018 as Chief Digital Officer and was promoted to Executive Vice President, Commercial President and Chief Technology Officer in June 2020. Prior to joining the Company, Mr. Soltani served as Vice President and General Manager of B2B at Boxed, where he was responsible for setting strategic vision and operational execution of critical business functions. Prior thereto, he served as Vice President and General Manager at Keurig, where he was responsible for the Company’s ecommerce business. Prior to Keurig, Mr. Soltani held senior roles at leading companies including Staples and FedEx Office.
Mr. Sussis joined the Company in November 2015 as Senior Vice President, General Counsel and Secretary. Immediately prior to joining the Company, Mr. Sussis served as Vice President and Deputy General Counsel of Time Inc., an international media company, since January 2014. Prior thereto, he served as Senior Vice President and Deputy General Counsel of Level 3 Communications, Inc., a global telecommunications services provider, since October 2011, and as Senior Vice President, Deputy General Counsel and Secretary of Global Crossing Limited from 1999 until its acquisition by Level 3 Communications in 2011. Earlier in his career, Mr. Sussis held senior legal positions at The Dun & Bradstreet Corporation and Automatic Data Processing, Inc., after having started in legal practice in 1989 at the international law firm of Simpson Thacher & Bartlett LLP.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS
Fiscal 2022 Highlights
This section summarizes the Company’s compensation philosophy and demonstrates how that philosophy impacted its executive compensation programs and decisions in fiscal 2022.
Compensation Philosophy
While the Company considers a number of factors in its compensation decisions, it is guided by the following core philosophies and principles:

PAY FOR PERFORMANCE
A significant portion of executives’ compensation is at-risk and dependent upon performance aligned with the Company’s strategies and goals.
DRIVE SUSTAINABLE GROWTH
We invest in and reward talent with the greatest potential to drive sustainable, long-term profitable growth while upholding our Company’s values.
RECOGNIZE INDIVIDUALS AND TEAMS
Throughout the Company, employees have individual goals that are taken into account in compensation decisions. At the same time, Company-wide and team goals are used to foster the collaboration that is critical to our success.

ALIGNMENT WITH SHAREHOLDERS
Our compensation programs are designed to align executives’ interests with those of our shareholders. A large portion of pay for the named executive officers is comprised of equity-based awards with multi-year vesting, the value of which fluctuates with the Company’s stock price.
APPROPRIATE USE OF DISCRETION
While financial performance is a critical factor in our performance-based incentive programs, we believe the appropriate use of discretion is important to avoid the mechanical use of formulas when the financial results alone do not reflect the impact of an extraordinary operating environment or extenuating circumstances.

The below checklist helps demonstrate the alignment of the Company’s practices with its pay philosophies.
What we do	What we don’t do

✔ Endeavor to pay fair and equitable compensation
to employees throughout the Company
✔ Base a significant portion of executive pay on
business performance; pay is not guaranteed
✔ Align pay outcomes with individual and Company
performance
✔ Align executive compensation with the interests of
our shareholders
✔ Balance short-term and long-term incentives
✔ Prohibit short sales; trading in puts, calls and other derivatives of Company stock; and buying
Company stock on margin
✔ Maintain an excess incentive compensation
“clawback” policy applicable to executive officers
✔ Conduct an annual say-on-pay vote

✘ No dividends or dividend equivalents on unvested
stock-based awards
✘ No repricing of underwater stock options
✘ No tax gross-ups for executive perquisites
✘ No tax gross-ups related to change in control
✘ No reliance on formulaic models that can result in inappropriately high or low incentive compensation when viewed in the context of the actual operating environment

Fiscal 2022 Compensation Mix
The Company’s pay mix for executives in fiscal 2022 reflected our belief that a significant portion of executive pay should be at risk and that incentives should be appropriately balanced between short-term and long-term. The graph below demonstrates the compensation mix for our CEO’s fiscal 2022 target pay package.

Fiscal 2022 Performance Summary
In early fiscal 2022, the Company set out to emerge stronger than it was before the pandemic, and it has achieved that objective. In a year challenged by COVID-19 related disruptions, supply chain impacts, labor constraints and elevated inflation, the Company exceeded expectations throughout the year. Among the many accomplishments achieved in fiscal 2022, the Company:
•	Delivered topline growth of 44.6%, resulting in record annual net sales of $732.4 million;
•	Generated record adjusted operating income[1] of $119.7 million as compared to $30.7 million in fiscal 2021 and $50.0 million in pre-pandemic fiscal 2020;
•	Achieved record diluted earnings per share of $3.87; and
•	Ended the year with record cash of $277.1 million and no debt.
The Company’s exceptional performance and strong balance sheet enabled us to announce an increase in the quarterly dividend to $0.35 per share as well as our intention to execute our share repurchase plan at an accelerated pace, subject to market conditions. In addition to returning capital to shareholders, the strength of the Company’s financial position allowed us to make important investments in our employees. For example, all non-bonus eligible employees in the U.S. received either a special $1,000 bonus ($500 for part-timers) or a mid-year salary adjustment. In addition, the Company set a minimum hourly wage of $15 in the U.S.
The successful execution of our strategy and disciplined expense management have left Movado Group stronger and better positioned to deliver sustainable, long-term profitable growth than it was before the start of the pandemic.
2022 Pay-for-Performance Alignment
The Company’s executive compensation programs are designed to incentivize performance that creates shareholder value. In that regard, our long-term incentives are comprised of equity-based awards that align our executives’ interests with those of shareholders during the three-year vesting period and beyond. At the same
[1]
Adjusted operating income is a non-GAAP financial measure calculated by adjusting GAAP operating income to eliminate the amortization of acquisition accounting adjustments related to the Olivia Burton and MVMT acquisitions, corporate initiatives and the impairment of goodwill and certain intangible assets. For additional information, please see the “GAAP and Non-GAAP measures” table attached to the Company’s fiscal 2022 earnings release issued on March 24, 2022.

time, our annual incentive compensation plan is designed to reward performance that we believe will lead to sustainable, long-term profitable growth and enhance shareholder value.
Although the Compensation Committee takes a number of factors into account in determining the CEO’s annual bonus payment, the Committee considers as a threshold matter whether the Company met the criterion established for funding the bonus pool. In recent years, adjusted operating income has been the criterion selected by the Committee for this purpose. The chart below illustrates the relationships among actual and targeted adjusted operating income and the CEO’s actual and target bonus over the last three fiscal years.2

Role of the Compensation Committee
The Compensation Committee of the Board of Directors (for purposes of this compensation discussion and analysis, the “Committee”) is responsible for reviewing and approving annually corporate goals with respect to the compensation of the Company’s Chief Executive Officer (“CEO”), evaluating the performance of the CEO against those goals, and determining the CEO’s compensation based on that evaluation. In addition, the Committee also reviews and approves the structure and levels of compensation for the Company’s other executive officers and senior management; reviews and approves significant compensation programs generally, including performance goals under annual and long-term incentive plans; and reviews and administers the Company’s 1996 Stock Incentive Plan, as amended and restated as of April 4, 2013 (the “Stock Plan”). Throughout this proxy statement, the individuals who served as the Company’s CEO or Chief Financial Officer (“CFO”) during fiscal 2022, as well as the other individuals included in the SUMMARY COMPENSATION TABLE below, are referred to as the “named executive officers”.
The Committee considers feedback from our shareholders regarding the Company’s executive compensation programs, including the results of our shareholders’ advisory vote on executive compensation. At the 2021 annual meeting, approximately 83% of the votes represented and 85% of the votes cast approved our executive compensation program. In addition, in the spring of 2021 we held discussions regarding corporate governance and compensation matters with several shareholders, including all holders of greater than 5% of our common stock. These discussions generated constructive feedback regarding various matters, including the use of objective performance measures in incentive compensation programs and preferred performance metrics for such programs. The Committee considered the feedback provided and made adjustments where it deemed appropriate.
In accordance with the preference indicated by more than 96% of the votes cast at our 2017 annual meeting regarding the frequency of future advisory votes on executive compensation, the Board of Directors decided that such future advisory votes would be submitted to shareholders every year. Shareholders are invited to express their views to the Board of Directors regarding executive compensation as well as other matters as described in this proxy statement under the heading “Communications with the Board of Directors.”
[2]
As explained in last year’s proxy statement, by the time the fiscal 2021 bonus program was established in late March 2020, COVID-19 had been declared a pandemic and the Committee recognized that its impact on operating profit could not be quantified, that the adjusted operating profit target of $60 million was likely unattainable, and that any bonus for fiscal 2021 would be at the Committee’s discretion. The Committee ultimately awarded a partial bonus in light of the decisive actions taken by management and the significant financial and strategic achievements realized despite the pandemic.

Compensation Objectives
The fundamental purpose served by every compensation recommendation made by the Company and approved by the Committee is to appropriately reward, motivate, retain and attract a group of highly qualified individuals who contribute to the Company’s continued success, with the ultimate objective of enhancing shareholder value. The three most significant elements of compensation used by the Company in developing specific compensation packages offered to its executives and management level employees generally are: (1) base salary, (2) annual incentive cash bonuses, and (3) long-term equity compensation. Of these, annual incentive cash bonuses and equity compensation vary with performance, are closely linked to the creation of long-term shareholder value and, as such, most closely align executives’ interests with those of the Company’s shareholders. The Company and the Committee believe that the most effective executive compensation programs are those designed to reward the achievement of specific strategic and financial goals set by the Company and those that are closely linked to the creation of long-term shareholder value; therefore, a significant portion of the total compensation that may be earned by the named executive officers is determined by these performance-based elements.
Setting Executive Compensation
With the foregoing objectives in mind, the Company determines overall compensation levels for the named executive officers and senior management based on particular facts and circumstances, including, for example, the experience level and performance of the individual executive and market factors.
The Committee periodically consults with, or engages the services of, independent executive compensation and benefits firms, primarily Frederic W. Cook & Co., Inc. (“FW Cook”), to advise on the structure of the Company’s compensation programs and to assist it in assessing the competitiveness of the Company’s executive and non-employee director compensation levels. Although the Committee did not receive a formal report on executive compensation from FW Cook during fiscal 2022, the Committee Chair consulted with FW Cook on various compensation matters during the year.
The Committee does not rely solely, or even primarily, on available compensation data from any single group of companies because the Committee believes that the Company competes for top executive talent with many other larger companies in addition to companies that may be considered to be the Company’s peers. Therefore, the Committee considers prevailing compensation trends and practices in other industries and other companies but does not engage in any formal benchmarking with respect to these other industries or companies.
Consistent with the Company’s compensation philosophy, a significant percentage of total compensation, particularly in the case of the named executive officers, is allocated to performance-based incentive compensation. The Committee reviews information made available to it periodically from outside compensation consultants and annually from the Company’s Senior Vice President of Human Resources to determine the appropriate level and mix of incentive compensation as among cash and non-cash or short-term and long-term incentive compensation. In setting the compensation for the CEO and the other named executive officers for fiscal 2022, the Committee considered the financial performance of the Company in fiscal 2021, the Company’s projected financial performance in fiscal 2022, the Company’s historical base pay, bonus and equity grant data from previous years, and information relating to compensation survey data provided by the Company’s Senior Vice President of Human Resources.
The Committee makes all compensation decisions affecting the compensation awarded to the CEO. With respect to the compensation of the other named executive officers and other senior executives, the Committee considers the recommendations of the CEO and the Senior Vice President of Human Resources, including recommendations regarding salary adjustments and annual award amounts. Subject to any applicable plan limitations, the Committee may exercise its discretion in modifying any recommended adjustments or awards to executives. The Committee also reviews total compensation earned by and awarded to the named executive officers for prior years.

Fiscal 2022 Executive Compensation Components
For the fiscal year ended January 31, 2022, the principal components of compensation for the named executive officers were:
•	base salary;
•	performance-based annual incentive compensation;
•	equity incentive compensation;
•	retirement and other post-employment benefits; and
•	perquisites and other personal benefits.
Base Salary
The Company provides named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. Base salaries for named executive officers are determined by the Committee for each individual in light of the Committee’s assessment of the responsibilities relative to the position under consideration, as well as each individual’s background, training and experience, and by reference to the competitive marketplace for comparable talent. Annual increases in base salary levels, if warranted, are reviewed with reference to the individual’s performance, the performance of the Company as a whole and the prevailing rate of increase in base salary levels generally in the competitive marketplace with respect to similar executive positions. During its review of base salaries for executives, the Committee primarily considers:
•	market data with respect to average merit and cost of living increases for similar positions;
•	internal review of the executive’s compensation, both individually and relative to other executive officers; and
•	individual performance of the executive.
When setting fiscal 2022 salaries in March 2021, the Committee also took into consideration the COVID-19 pandemic and the decisive actions that had been taken by management in response to the pandemic, including significant operating expense reductions, enhancements to the Company’s e-commerce platforms that contributed to strong growth in e-commerce revenues, and liquidity preservation measures that helped generate a $69 million increase in net cash during fiscal 2021. Based on all the foregoing factors, the CEO’s salary was increased from $1,200,000 to $1,250,000; Ms. DeMarsilis’ salary was increased from $600,000 to $620,000; Mr. Soltani’s salary was increased from $500,000 to $515,000; Mr. Sussis’ salary was increased from $390,000 to $402,000; and Ms. D’Elia’s salary was increased from $350,000 to $360,000.
Performance-Based Annual Incentive Compensation
The Company’s annual performance-based incentive compensation program is governed by the Annual Incentive Compensation Plan, in which all bonus-eligible employees (including the named executive officers) participate. This plan is designed to tie a significant portion of participants’ annual cash compensation to the Company’s annual financial performance.
For fiscal 2022, the Committee set the target annual incentive payments (based on 100% bonus pool funding of the Annual Incentive Compensation Plan discussed below) for the CEO at 150% of his base salary; for Ms. DeMarsilis at 60% of her base salary; for Mr. Soltani at 60% of his base salary; for Mr. Sussis at 40% of his base salary; and for Ms. D’Elia at 40% of her base salary. These percentages were unchanged from fiscal 2021, except for Mr. Soltani’s target, which was increased by 10% of his base salary in light of his June 2020 promotion from Chief Digital Officer to Executive Vice President, Commercial President and Chief Technology Officer. The Committee determines the target bonus for each named executive officer by exercising its subjective judgment of what an appropriate percentage is, informed by a consideration of such person’s total compensation compared to target bonus levels and total compensation payable to other executive officers in other positions within the Company and relative to similar executive positions in the competitive marketplace.
The Committee assesses the Company’s overall financial performance and each named executive officer’s individual performance in determining the cash incentive actually paid to each of them. To assess corporate performance for the fiscal year, the Committee considers as a threshold matter whether the Company met the criterion for funding the bonus pool under the Annual Incentive Compensation Plan. In fiscal 2022, the Committee established adjusted operating income of $45 million as the target for 100% bonus pool funding.
If the Annual Incentive Compensation Plan bonus pool is funded, then the Committee may also consider the overall level of bonus pool funding and other criteria for measuring corporate performance, such as revenues, margins, cash flows and net income, in determining the cash incentive amount to pay to each named executive officer. The financial performance measures serve the purpose of providing the Committee with objective criteria by which to assess the Company’s performance notwithstanding that they are not assigned a relative weight to one another.
In addition to financial performance, the Committee also considers individual performance in determining the amount of each named executive officer’s bonus payment under the Annual Incentive Compensation Plan. There is no specific relative weight given by the Committee to the financial performance of the Company as compared to the individual performance of any executive officer. The Committee retains discretion to determine the amount of each named executive officer’s annual incentive payment regardless of the extent to which any of the performance criteria (individual or corporate) are met. However, the Committee does, in practice, take into account these criteria, including individual performance. In considering individual performance, the Committee is briefed by, and relies on a general summary assessment and recommendation provided by, the Company’s CEO and/or Senior Vice President of Human Resources relative to the performance of the named executive officers (other than the CEO). That summary assessment and recommendation is based on and generally reflects the individual assessment provided by each named executive officer’s immediate supervisor which itself would typically address the individual performance goals of such named executive officer as well as his or her overall performance. Therefore, when the Committee considers individual named executive officer performance in this way, including consideration of whether individual goals have been met, the Committee does so indirectly as it is not apprised of any named executive officer’s specific personal goals nor does it (with the exception of the CEO) independently consider, or assess individual named executive officer performance relative to, those goals.
When it considers the individual performance of the CEO in determining the annual incentive payment to be made to him, the Committee refers to the CEO’s individual performance goals but does not base its assessment of his performance solely on those goals since it may, consistent with the plan, approve award payments regardless of whether other performance criteria have been met. The goals set for the CEO for fiscal 2022 included non-quantitative objectives that were not specifically considered by the Committee as part of its determination of his cash incentive payment under the Annual Incentive Compensation Plan. However, the Committee does evaluate the CEO’s individual performance against those other objectives for the year subsequent to and separate from the deliberative process conducted under the Annual Incentive Compensation Plan.
In determining the annual incentive compensation payments for the named executive officers for fiscal 2022, the Committee considered the factors described above. In particular, the Committee noted that the Company had achieved adjusted operating income of $119.7 million, more than double the amount set as the target for 100% bonus pool funding. (The impact on operating income of the bonus pool itself is taken into account for purposes of both setting the target and evaluating results.) The Committee also assessed the Company’s overall financial performance and each named executive officer’s individual performance in determining his or her annual bonus payout. The Committee noted that the Company had achieved record levels of performance across multiple financial metrics, including record annual net sales of $732.4 million and a record year-end cash balance of $277.1 million. The Committee also took into account the Company’s strategic execution, relative performance in the watch industry, and total shareholder return of over 75% during the year. In light of these factors, the Committee approved funding the pool under the Annual Incentive Compensation Plan in excess of the target level, with the specific award for each named executive officer being set forth under the “Non-Equity Incentive Plan Compensation” column in the SUMMARY COMPENSATION TABLE below.
Equity Incentive Compensation
Stock ownership is a key element of the Company’s compensation program for the named executive officers and senior management generally, as well as mid-level managers throughout the Company. Under the Stock Plan, the Committee may grant participants shares of the Company’s Common Stock, restricted stock, share units, stock options, stock appreciation rights, performance units and/or performance bonuses. In granting these awards, the Committee may establish any conditions or restrictions it deems appropriate.

All grants made by the Committee under the Stock Plan since its inception have been in the form of stock options, time-vesting restricted stock unit awards (pursuant to which unrestricted shares of Common Stock are issued to the grantee when the award vests) or performance-based awards (under which vesting occurs only if one or more predetermined financial goals are achieved within the relevant performance period). The Committee believes that all of these equity awards are useful retention tools to the extent that vesting only occurs after a period of several years and are also an effective means of encouraging award recipients to focus on enhancing shareholder value over the long term by directly aligning the recipient’s financial interests with the interests of the Company’s shareholders. The Committee typically makes annual grants under the Stock Plan effective shortly after the release of the Company’s fourth quarter and year-end earnings results.
Considering the Company’s history of using various types of equity grants under the Stock Plan as well as the difficulty of projecting financial performance given the pending COVID-19 pandemic, for fiscal 2022 the Committee decided to grant the named executive officers and other senior level executives a mix of time-based restricted stock unit awards (“RSUs”) and stock options which, in each case, cliff-vest three years from the grant date.
In late March 2021, the Committee granted fiscal 2022 equity awards to the named executive officers and other key employees taking into account the considerations described above. Each named executive officer’s equity grant was valued at approximately 100% of his or her target bonus. Approximately half the value of each named executive officer’s equity grant was made in the form of time-based RSUs and approximately half was made in the form of stock options. The equity awards are reported below in the SUMMARY COMPENSATION TABLE FOR FISCAL 2022 and in the GRANTS OF PLAN-BASED AWARDS table.
Retirement and Other Post-Employment Benefits
401(k) Plan
All employees in the United States, including the named executive officers, are eligible to participate in the Company’s Employee Savings and Investment Plan (“401(k) Plan”), a tax-qualified defined contribution retirement savings plan that includes a Company matching contribution feature.
Deferred Compensation Plan
The named executive officers and certain other executives selected by the Committee are eligible to participate in the Company’s Amended and Restated Deferred Compensation Plan for Executives (“DCP”). The DCP is designed to offer retirement benefits to the named executive officers, senior management and key employees, consistent with overall market practices, to attract and retain the talent needed in the Company. Under the DCP, participants may defer amounts from their base salary and cash bonus (if any) annually, and the Company will credit to the account of each participant a matching contribution in an amount equal to one hundred percent of the compensation deferral, up to a maximum match equal to either 10% (for “Group I” participants) or 5% (for “Group II” participants) of the participant’s base salary. During fiscal 2022, Messrs. E. Grinberg and Soltani and Ms. DeMarsilis were Group I participants and Mr. Sussis and Ms. D’Elia were Group II participants. Twenty percent of the Company’s matching contribution is in the form of rights to receive Common Stock. All matching contributions vest ratably in annual installments over five years.
The DCP also permits the Company to make discretionary contributions to any participant’s DCP account. In recognition of the outstanding leadership demonstrated by the CEO during fiscal 2021, which enabled the Company to navigate through the COVID-19 pandemic and achieve strong financial results taking into account the difficult operating environment, in March 2021, the Committee approved $132,922 in discretionary contributions to the CEO’s DCP account (bringing his total Company contributions to $250,000). Such contributions were made ratably over the balance of fiscal 2022. Eighty percent of such contributions were made in cash and the balance in rights to receive Common Stock, in each case vesting ratably in annual installments over five years.
Participants may direct the investment of amounts in their DCP accounts (other than rights to receive Common Stock) among third-party investment funds that are made available to them under the plan. Those funds largely track the funds offered under the 401(k) Plan. Further information regarding the participation by the named executive officers in the DCP is discussed in further detail under the heading “NONQUALIFIED DEFERRED COMPENSATION” below.

Severance and Change of Control Agreements
The Company has a severance agreement with Ms. D’Elia under which her then-current base salary would continue to be paid for 12 months after the termination of her employment by the Company without cause. The agreement prohibits Ms. D’Elia from (i) working in the watch or jewelry business for six months after termination of her employment for any reason and (ii) soliciting Company employees and clients for 12 months after termination.
For a detailed description of the agreement between the Company and Ms. D’Elia, please refer to the discussion under POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL below.
Perquisites and Other Personal Benefits
As part of providing a competitive executive compensation program, the Company provides to the CEO and the other named executive officers certain perquisites, described below, that the Company and the Committee believe are reasonable and consistent with its overall compensation program. The Committee reviews annually the levels of perquisites provided to the named executive officers.
The Company provides each of its named executive officers with a taxable car allowance and, in the case of the CEO, automobile insurance reimbursement.
The Company pays the CFO a taxable housing allowance for the rental of an apartment located near the Company’s New Jersey headquarters.
The Company has purchased life insurance policies insuring the CEO and pays the premiums for that insurance. Under the Company’s arrangement with the CEO, the named insured is entitled to the cash surrender value in respect of these life insurance policies and the respective beneficiaries are entitled to the applicable death benefits without, in either event, reimbursement to the Company.
Attributed costs of the perquisites described above for the named executive officers for fiscal 2022 are included in the “All Other Compensation” column of the SUMMARY COMPENSATION TABLE below.
Tax and Accounting Implications
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the annual amount of compensation that publicly-held companies may deduct for federal income tax purposes for certain “covered employees,” including our named executive officers. The Committee reviews compensation plans in light of applicable tax provisions, including Section 162(m), and may revise compensation plans from time to time. However, the Committee approves compensation that does not qualify for deductibility when deemed to be in the Company’s best interests.
Accounting for Stock-Based Compensation
The Company accounts for stock-based payments in accordance with the requirements of FASB ASC Topic 718. The Committee considers the expense implications of equity compensation awards in determining aggregate annual award levels.
COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended January 31, 2022.
THE COMPENSATION COMMITTEE
Alan H. Howard, Chair, Lead Director
Ann Kirschner
Stephen Sadove

SUMMARY COMPENSATION TABLE FOR FISCAL 2022
The following Summary Compensation Table sets forth information about the compensation paid in respect of fiscal 2022 by the Company to the CEO, the CFO and the three most highly compensated executive officers of the Company other than the CEO and the CFO who were serving as executive officers at January 31, 2022. The foregoing individuals are referred to in this proxy statement as the “named executive officers.”
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)	Total ($)
Efraim Grinberg, Chair and Chief Executive Officer	2022	1,239,809	—	937,561	939,319	3,750,000	345,315(4)	7,212,004
	2021	890,769	1,500,000	—	1,086,000	—	86,694	3,563,463
	2020	1,191,346	—	2,231,232	—	—	299,609	3,722,187
Sallie A. DeMarsilis, EVP, Chief Operating Officer & Chief Financial Officer	2022	615,923	—	186,021	186,339	745,000	93,385(5)	1,826,668
	2021	516,924	360,000	126,525	511,890	—	44,359	1,559,698
	2020	601,924	—	425,592	—	—	93,469	1,120,985
Behzad Soltani, EVP, Commercial President & Chief Technology Officer	2022	511,942	—	154,534	154,780	620,000	58,369(6)	1,499,625
	2021	431,084	250,000	87,724	473,880	—	12,066	1,254,754
	2020	409,927	—	256,007	—	—	10,000	675,934
Mitchell C. Sussis, SVP, General Counsel and Secretary	2022	399,554	—	80,374	80,561	320,000	26,084(7)	906,573
	2021	359,250	140,000	55,671	54,300	—	11,776	620,997
	2020	387,405	—	193,478	—	—	29,327	610,210
Vivian D’Elia, SVP Human Resources	2022	357,963	—	71,950	72,122	290,000	25,804(8)	817,839
	2021	329,134	140,000	50,610	48,870	—	8,620	577,234
	2020	344,806	—	163,991	—	—	27,154	535,951
(1)
Salary amounts include amounts deferred at the election of the executive under the Company’s DCP and under the 401(k) Plan. Amounts deferred under the DCP are also shown in the NONQUALIFIED DEFERRED COMPENSATION TABLE.

(2)
Amounts shown under the “Stock Awards” column and the “Option Awards” column do not reflect compensation actually received by the named executive officers. Instead the dollar value of these awards represents the fair value of the awards on the date of grant calculated in accordance with FASB ASC Topic 718. Assumptions used in calculating these amounts are described in Note 18 to the Company’s audited financial statements for the fiscal year ended January 31, 2022, included in our Annual Report on Form 10-K filed with the SEC on March 24, 2022. The stock and option awards cliff-vest on the third anniversary of the grant date and are not subject to any performance conditions other than the continued employment of the grantee, except that the performance-based RSUs granted to all the named executive officers in fiscal 2020 included vesting conditions related to corporate financial performance for the respective year of grant.

(3)
Represents the annual incentive payments under the Annual Incentive Compensation Plan. Since the performance goals for fiscal 2020 and 2021 were not achieved, no payments were made under the Annual Incentive Compensation Plan for those years. However, in light of the decisive actions taken by management during fiscal 2021 in response to the COVID-19 pandemic and the significant financial and strategic achievements realized during the year despite the pandemic, the Committee elected to make discretionary cash bonus payments to the named executive officers in respect of fiscal 2021. Those bonuses are set forth in “Bonus” column above.

(4)
Includes a taxable car allowance and automobile insurance reimbursement of $21,355. Includes $70,560 for premiums paid in respect of certain life insurance policies purchased for Mr. E. Grinberg by the Company. Under his arrangement with the Company, Mr. E. Grinberg is entitled to the cash surrender value in respect of certain of these life insurance policies and his beneficiaries are entitled to the applicable benefit without, in either event, reimbursement to the Company of any premiums paid by the Company under such policies. Includes a $3,400 matching contribution made by the Company for the account of Mr. E. Grinberg under the Company’s 401(k) Plan. Includes discretionary and matching contributions of $250,000, of which approximately 20% was in the form of non-cash contributions of phantom stock units (based on the closing prices of the Company’s Common Stock on the grant dates) to his account under the DCP. These contributions under the DCP are also shown in the NONQUALIFIED DEFERRED COMPENSATION TABLE below.

(5)
Includes a taxable car allowance of $6,600 and a taxable housing allowance of $25,200. Includes a $3,400 matching contribution made by the Company for the account of Ms. DeMarsilis under the Company’s 401(k) Plan. Includes a matching cash contribution of $47,311 and a matching non-cash contribution of phantom stock units valued at $10,874 (based on the closing prices of the Company’s Common Stock on the grant dates) to her account under the DCP. These contributions under the DCP are also shown in the NONQUALIFIED DEFERRED COMPENSATION TABLE below.

(6)
Includes a taxable car allowance of $6,600. Includes a $3,400 matching contribution made by the Company for the account of Mr. Soltani under the Company’s 401(k) Plan. Includes a matching cash contribution of $39,329 and a matching non-cash contribution of phantom stock units valued at $9,040 (based on the closing prices of the Company’s Common Stock on the grant dates) to his account under the DCP. These contributions under the DCP are also shown in the NONQUALIFIED DEFERRED COMPENSATION TABLE below.

(7)
Includes a taxable car allowance of $6,600. Includes a $3,400 matching contribution made by the Company for the account of Mr. Sussis under the Company’s 401(k) Plan. Includes a matching cash contribution of $15,347 and a matching non-cash contribution of phantom stock units valued at $3,528 (based on the closing prices of the Company’s Common Stock on the grant dates) to his account under the DCP. These contributions under the DCP are also shown in the NONQUALIFIED DEFERRED COMPENSATION TABLE below.

(8)
Includes a taxable car allowance of $6,600. Includes a $3,400 matching contribution made by the Company for the account of Ms. D’Elia under the Company’s 401(k) Plan. Includes a matching cash contribution of $12,643 and a matching non-cash contribution of phantom stock units valued at $3,161 (based on the closing prices of the Company’s Common Stock on the grant dates) to her account under the DCP. These contributions under the DCP are also shown in the NONQUALIFIED DEFERRED COMPENSATION TABLE below.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2022
Name	Grant Date	Date of Action by Committee	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards(1)	All Other Stock Awards: Number of Shares of Stock or Units #(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
(a)	(b)		(d)	(i)	(j)	(k)	(l)
			Target ($)
Efraim Grinberg	03/23/2021	03/23/2021	1,875,000
	03/29/2021	03/23/2021		33,945	91,820	$27.62	1,876,880
Sallie DeMarsilis	03/23/2021	03/23/2021	372,000
	03/29/2021	03/23/2021		6,735	18,215	$27.62	372,360
Behzad Soltani	03/23/2021	03/23/2021	309,000
	03/29/2021	03/23/2021		5,595	15,130	$27.62	309,314
Mitchell Sussis	03/23/2021	03/23/2021	160,800
	03/29/2021	03/23/2021		2,910	7,875	$27.62	160,935
Vivian D’Elia	03/23/2021	03/23/2021	144,000
	03/29/2021	03/23/2021		2,605	7,050	$27.62	144,072
(1)
Reflects annual cash incentive opportunities for the named executive officers in fiscal 2022 under the Company’s Annual Incentive Compensation Plan. See “Fiscal 2022 Executive Compensation Components — Performance Based Annual Incentive Compensation” above. There are no threshold or maximum performance levels provided for under the Annual Incentive Compensation Plan.

(2)
Reflects time-vesting stock awards granted under the fiscal 2022 long-term incentive program as discussed above under “— Equity Incentive Compensation.” The awards cliff-vest on the third anniversary of the grant date.

(3)
Reflects options to purchase Common Stock granted under the fiscal 2022 long-term incentive program as discussed above under “— Equity Incentive Compensation.” These options become fully exercisable on the third anniversary of the grant date and expire on the tenth anniversary of the grant date.

(4)	The amounts in column (l) represent the grant date fair value of the stock awards computed in accordance with FASB ASC Topic 718.

OUTSTANDING EQUITY AWARDS AT FISCAL 2022 YEAR-END
	Option Awards				Stock Awards
(a)	(b)	(c)	(e)	(f)	(g)	(h)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Efraim Grinberg	27,000		42.12	04/15/2024	65,660	2,434,016
		200,000	16.87	12/01/2030
		91,820	27.62	03/31/2031
Sallie DeMarsilis	7,900		30.34	04/19/2023	20,369	755,079
	6,300		42.12	04/15/2024
	9,850		30.36	04/15/2025
	10,534		27.74	04/15/2026
	13,660		23.35	04/17/2027
		100,000	12.42	06/16/2030
		23,000	16.87	12/01/2030
		18,215	27.62	03/31/2031
Behzad Soltani		100,000	12.42	06/16/2030	14,431	534,957
		16,000	16.87	12/01/2030
		15,130	27.62	03/31/2031
Mitchell Sussis	3,171		27.74	04/15/2026	8,960	332,147
	7,980		23.35	04/17/2027
		10,000	16.87	12/01/2030
		7,875	27.62	03/31/2031
Vivian D’Elia	2,700		30.34	04/19/2023	7,975	295,633
	2,200		42.12	04/15/2024
	3,660		30.36	04/15/2025
		9,000	16.87	12/01/2030
		7,050	27.62	03/31/2031
(1)
The options with an exercise price of $27.62/share were granted March 29, 2021 and vest March 29, 2024. The options with an exercise price of $12.42/share were granted June 16, 2020 and vest June 16, 2023. The options with an exercise price of $16.87/share were granted December 1, 2020 and vest December 1, 2023. All vesting dates are contingent on continued employment though such dates.

(2)
Represents unvested stock awards granted under the Company’s Stock Plan which is discussed above under “Fiscal 2022 Executive Compensation Components — Equity Incentive Compensation.” This includes any performance-based RSUs for which the performance condition was satisfied but for which the vesting period is still pending. The following table lists the vesting dates (assuming continued employment on such dates) and the number of shares of Common Stock vesting on such dates.

Name	Vesting Date	Shares (#)
Efraim Grinberg	04/17/2022	31,715
	03/29/2024	33,945
Sallie DeMarsilis	04/17/2022	6,134
	12/01/2023	7,500
	03/29/2024	6,735
Behzad Soltani	04/17/2022	3,636
	12/01/2023	5,200
	03/29/2024	5,595
Mitchell Sussis	04/17/2022	2,750
	12/01/2023	3,300
	03/29/2024	2,910
Vivian D’Elia	04/17/2022	2,370
	12/01/2023	3,000
	03/29/2024	2,605

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2022
	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Efraim Grinberg	193,340	3,498,798	63,184	1,957,440
Sallie DeMarsilis	18,800	330,224	10,177	315,283
Behzad Soltani	—	—	7,063	170,421
Mitchell Sussis	—	—	5,835	180,768
Vivian D’Elia	15,410	282,149	3,733	115,648
(1)	Value represents the number of shares vesting multiplied by the market price of the shares on the vesting date.
NONQUALIFIED DEFERRED COMPENSATION
Under the Company’s DCP, participants may defer amounts from their base salary and cash bonus, if any, annually and the Company will credit to the account of each participant a matching contribution in an amount equal to the deferral, up to a maximum match of either 10% or 5% of the participant’s base salary (depending on whether the participant is included in Group I or Group II, as defined in the DCP). During fiscal 2022, Messrs. E. Grinberg and Soltani and Ms. DeMarsilis were in Group I; and Ms. D’Elia and Mr. Sussis were in Group II. Deferral elections must be made no later than December 31 of the year before the year in which the salary or bonus will be deferred. Twenty percent of the Company’s matching contribution is made in the form of rights to the Company’s Common Stock, representing the number of shares (including fractional shares) of Common Stock that the matching contribution could purchase based upon the New York Stock Exchange’s closing price of the stock on the date when the matching contribution is made. Matching contributions are made on the last business day of each calendar quarter. The Company also has the right to make discretionary contributions to any participant’s account in such amount and in such manner as it shall determine.

The following table shows the deferrals made by the named executive officers and the contributions made by the Company under the DCP in fiscal 2022.
NONQUALIFIED DEFERRED COMPENSATION IN FISCAL 2022
(a)	(b)	(c)	(d)	(e)	(f)
	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(3) ($)
Efraim Grinberg	124,039	250,000	1,555,150	—	12,760,454
Sallie DeMarsilis	151,615	58,185	215,885	—	3,915,776
Behzad Soltani	78,135	48,369	19,148	—	293,062
Mitchell Sussis	19,985	18,875	59,559	—	308,815
Vivian D’Elia	134,381	15,804	422,755	—	4,555,068
(1)
The amounts reported in column (b) above are also reported as compensation to the named executive officer in columns (c), (d) and/or (g) of the SUMMARY COMPENSATION TABLE above. The amounts reported in column (c) above are also reported as compensation to the named executive officer in column (i) of the SUMMARY COMPENSATION TABLE above.

(2)	These amounts are not required to be reported as compensation in the Summary Compensation Table for fiscal 2022 because there were no above-market earnings on the deferred compensation.
(3)
The amounts reported in column (f), other than earnings on deferred compensation, have all been previously disclosed in Summary Compensation Tables in our prior proxy statements, except for Mr. Soltani and Ms. D’Elia, who were not named executive officers prior to fiscal 2021 and fiscal 2017, respectively.

A participant’s compensation deferrals and any earnings on those deferrals are immediately vested. Company matching contributions and any discretionary contributions vest at the rate of 20% per year so long as the participant remains employed by the Company. A participant who attains the age of 65 or whose employment terminates due to death or disability automatically vests in all amounts in such participant’s account. A participant may also vest in all amounts credited to his or her account upon their “separation from service” as defined under Code Section 409A and the Treasury Regulations promulgated thereunder after attaining the age of fifty-five (55), provided the participant has been employed by the Company or one of the Company’s affiliates for at least 10 years and further subject to the approval of the Compensation Committee of the Company’s Board of Directors including any limitations or conditions such committee may, in its discretion, impose which are not inconsistent with the terms of the DCP (including, without limitation, a covenant not to compete with the Company or any Company affiliate). A participant whose employment terminates for any other reason forfeits unvested amounts. If there is a “change in control” (as defined in the DCP) of the Company, all amounts attributable to matching contributions and discretionary Company contributions become fully vested on the date of such change in control.
Participants may direct the investment of amounts in their accounts (other than rights to receive Common Stock) among third-party investment funds that largely track the funds offered under the 401(k) Plan.
Participants in the DCP elect as part of their initial deferral election whether to receive distributions after termination of their employment in a lump sum or in 10 equal annual installments. Payments are made in Common Stock to the extent a participant’s vested account balance is denominated in Common Stock, except for any fractional shares which are paid in cash. All other payments are made in cash. Payments generally are made or begin only upon the expiration of six months following the participant’s separation of service from the Company except to the extent that the payments are payable during the short-term deferral period set forth in Treasury Regulation Section 1.409A-1(b)(4). In the event that an exception to the six-month delay provision applies, payments are made or begin within 90 days after a participant’s employment terminates.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL
None of the named executive officers have employment agreements. The Company has entered into a severance and change in control agreement with Ms. D’Elia, which is described below. In addition, the DCP and the Stock Plan provide for accelerated vesting of Company matching contributions and of equity compensation (stock options and stock awards), respectively, in the event of a change in control. The Stock Plan also provides for accelerated vesting of equity awards in the event of a participant’s death, disability or retirement.
Severance Agreements
Ms. D’Elia has a severance agreement with the Company providing that, although she is employed at will, she will be entitled to receive severance payments in the form of salary continuation upon termination of her employment by the Company without cause. For this purpose, “cause” is defined as conviction of a felony, the knowing violation of a material Company policy, the failure to perform any material obligation owed to the Company or the gross negligence in the performance of duties or breach of fiduciary duty as determined by the CEO. The severance payments will be paid for 12 months after termination, in bi-weekly installments. The agreement also contains a non-competition clause that prohibits employment in the watch or jewelry industry for six months after termination of employment with the Company, prohibits the solicitation of Company employees and customers for twelve months after termination of employment, and contains a confidentiality provision. If the Company had terminated the employment of Ms. D’Elia without cause on January 31, 2022, then she would have been entitled to receive $360,000 in severance paid in bi-weekly installments through January 31, 2023.
Change in Control
In the event of a change in control of the Company, all unvested matching contributions under the DCP and all unvested options and time-vesting stock awards then outstanding under the Stock Plan immediately vest. Both plans have identical definitions for what is considered a “change in control,” including:
•	irrevocable termination and liquidation of the plan within 12 months of the dissolution of the Company taxed under Section 331 of the Internal Revenue Code or with the approval of a bankruptcy court;
•	sale of substantially all of the Company’s business or assets;
•
a change in the composition of the Board of Directors such that the individuals comprising the Board of Directors on the effective date of the Stock Plan (or DCP, as applicable) (or their successors who were approved by at least two-thirds of the directors then on the Board) cease for any 12 month period to constitute a majority of the Board, exclusive, in any event, of any individual initially elected or nominated as a director as a result of an actual or threatened election contest or actual or threatened proxy solicitation by any person other than the Board;

•
a merger, consolidation, reorganization or similar corporate transaction unless shareholders in the Company immediately before any such transaction control at least 50% of the total voting power in the resulting corporation immediately after any such transaction; and no person (meaning an individual, entity or group acting in concert) acquires at least 20% of the voting power in the resulting corporation; and a majority of the members of the Board of Directors after the transaction were Board members immediately before the transaction; and

•	the acquisition by any person (with certain exceptions) of 30% or more of the combined voting power of the Company’s outstanding voting securities.

The following table shows the value of accelerated vesting of stock options and stock awards under the Stock Plan and of Company contributions under the DCP that would have been provided to the named executive officers in the event that a change in control of the Company had occurred immediately after the close of business on January 31, 2022.
Vesting Upon Change in Control With or Without Termination of Employment
Name	Early Vesting of Deferred Compensation Plan ($)	Early Vesting of Stock Options ($)(1)	Early Vesting of Stock Awards ($)(2)
Efraim Grinberg	390,760	4,907,699	2,434,016
Sallie DeMarsilis	92,539	3,101,732	755,079
Behzad Soltani	59,890	2,931,179	534,957
Mitchell Sussis	37,311	276,419	332,147
Vivian D’Elia(3)	—	—	—
(1)
The value of early vesting of stock options was determined based on the extent (if any) by which $37.07/share, which was the closing price of the Company’s Common Stock as reported on the NYSE on January 31, 2022, exceeded the exercise price of the subject options.

(2)	The value of early vesting of stock awards was determined based on a value of $37.07/share, which was the closing price of the Company’s Common Stock as reported on the NYSE on January 31, 2022.
(3)
Since Ms. D’Elia qualifies for retirement vesting under the DCP and the Stock Plan (see immediately below), a change in control would not effectively accelerate the vesting of her awards under these plans.

Death or Disability; Retirement
If any of the named executive officers had died, become permanently disabled or retired on January 31, 2022, their unvested stock options and stock awards granted under the Stock Plan would have immediately vested on that date. Retirement triggers immediate vesting (i) under the Stock Plan if the retiring employee is at least the age of 65 and (ii) under both the Stock Plan and the DCP if the retiring employee is at least the age of 55 and has been employed continuously by the Company for at least 10 years and the Compensation Committee approves the immediate vesting. As part of its approval, the Compensation Committee may impose any conditions as it deems to be appropriate which are not inconsistent with the express terms of the subject plan, including covenants dealing with non-competition, non-disparagement, non-solicitation and confidentiality. The values of such early vesting under both plans as of January 31, 2022 are shown in the table above.
PAY RATIO DISCLOSURE
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship of the annual total compensation of Chair and CEO Efraim Grinberg to that of our median employee.
To identify the median employee, we used the total calendar 2021 compensation as reflected in our tax records for all employees, excluding our Chair and CEO, who were employed by us on January 31, 2022. We included full-time, part-time, seasonal and temporary employees. We converted compensation paid in foreign currencies using the applicable prevailing exchange rate in effect on December 31, 2021.
After identifying the median employee, we calculated annual total compensation for the median employee using the same methodology we used for determining total compensation for our named executive officers as shown in the Summary Compensation Table for Fiscal 2022 above. For fiscal 2022, the annual total compensation of Efraim Grinberg was $7,212,004 and the annual total compensation of our median employee was $35,155, resulting in a ratio of 205 to 1. Excluding United States-based part-time employees, the ratio would be 127 to 1.
The SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, to apply certain exclusions and to make reasonable estimates that reflect their employee population and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio that we have reported.

DIRECTOR COMPENSATION
No executive officer of the Company receives any additional compensation for serving on the Board of Directors. The annual base compensation paid to the non-employee directors for fiscal 2022 was increased to $200,000 and consisted of an $80,000 cash retainer and an equity component valued at approximately $120,000 in the form of a stock award, cliff-vesting in one year. The increase was intended to reflect trends in the competitive environment. In addition to the annual base compensation, the annual retainers paid to the committee chairs remained unchanged from fiscal 2021 levels and were as follows: Audit: $17,500; and Compensation and Nominating, Governance and Corporate Responsibility: $12,500 each. The lead director received an annual cash retainer of $50,000 and an equity component valued at $25,000, which retainers remained unchanged from fiscal 2021. The cash compensation is paid quarterly and the equity grants are made annually after the reporting of financial results for the prior fiscal year. Each director is also granted an annual allowance for the purchase of Company watches up to an aggregate suggested retail value of $5,000.
Recognizing that ownership of the Company’s Common Stock more closely aligns non-employee director interests with the long-term interests of shareholders and is consistent with best governance practices, in March 2021 the Compensation Committee recommended and the Board of Directors adopted revised stock ownership guidelines for the non-employee directors to the effect that each non-employee director is expected to beneficially own shares of the Company’s Common Stock with a market value of at least $250,000.
The following table shows the cash amounts and the value of other compensation paid to each non-employee director in respect of fiscal 2022:
(a)	(b)	(c)	(d)	(e)	(f)
Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards ($)	All Other Compensation(2) ($)	Total ($)
Peter Bridgman	97,500	120,000	—	1,250	218,750
Alan H. Howard	142,500	145,000	—	1,231	288,731
Richard Isserman	80,000	120,000	—	625	200,625
Ann Kirschner	92,500	120,000	—	563	213,063
Stephen Sadove	80,000	120,000	—	1,208	201,208
(1)
Amounts shown do not reflect compensation actually received by the director. Instead the dollar value of these awards represents the fair value of the stock award on the date of grant calculated in accordance with FASB ASC Topic 718. Assumptions used in calculating these amounts are described in Note 18 to the Company’s audited financial statements for the fiscal year ended January 31, 2022, included in our Annual Report on Form 10-K filed with the SEC on March 24, 2022. Each non-employee director was granted one stock award in fiscal 2022 for 4,345 shares of the Company’s Common Stock (5,250 shares in the case of Mr. Howard, whose grant included compensation for his role as lead director). At January 31, 2022 each non-employee director held no other stock awards except this one, unvested stock award.

(2)
Each non-employee director is provided an annual allowance for the purchase of Company watches up to an aggregate suggested retail value of $5,000. The amounts listed above reflect the actual allowance utilized by each non-employee director, at Company cost.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Mr. Alex Grinberg, a member of the Board of Directors and the brother of Efraim Grinberg, is the Company’s Senior Vice President of Customer Experience in the United States and earned $340,000 in salary and a $170,000 bonus for fiscal 2022. In addition, as a participant in the Stock Plan, Mr. A. Grinberg received awards of time-vesting shares in fiscal 2022 valued at $42,507, subject to the same terms and conditions applicable to similar awards made to the other participants in that plan.
Ms. Margot Grinberg, the daughter of Efraim Grinberg, is Vice President E-Commerce for the Company and earned $223,884 in salary and a $115,000 bonus for fiscal 2022. In addition, as a participant in the Stock Plan, Ms. Grinberg received an award of time-vesting shares in fiscal 2022 valued at $12,512, subject to the same terms and conditions applicable to similar awards made to the other participants in that plan.
Mr. Nathan Phalen, the nephew of Efraim Grinberg and Alex Grinberg, is interim President for the Company’s MVMT brand and earned $176,154 in salary and a $65,000 bonus for fiscal 2022. In addition, as a participant in the Stock Plan, Mr. Phalen received an award of time-vesting shares in fiscal 2022 valued at $7,513, subject to the same terms and conditions applicable to similar awards made to the other participants in that plan.
The Board of Directors has adopted a code of business conduct and ethics which provides for the review, approval and ratification of transactions with the Company (or any of its subsidiaries) in which any officer or employee of the Company or any of its subsidiaries or any director has any direct or indirect material interest. Such transactions involving any executive officer of the Company or any member of the Board of Directors are referred to the disinterested members of the Board of Directors. Other transactions are referred to the Company’s General Counsel. In each case, the standard applied under the Company’s code is whether the transaction, when considered in the context of all the relevant facts and circumstances, including the person’s position with the Company, the nature of the transaction and the amount involved, is consistent with the best interests of the Company and its shareholders.
EQUITY COMPENSATION PLAN INFORMATION
The table below sets forth information with respect to shares of Common Stock that may be issued under the Company’s equity compensation plans as of January 31, 2022.
Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (excluding securities reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	1,370,124(2)	$ 21.69(3)	1,183,653(4)
Equity compensation plans not approved by security holders	—	—	—
Total	1,370,124	$ 21.69	1,183,653
(1)	Includes the Stock Plan and the DCP.
(2)
Includes 982,834 shares of Common Stock issuable upon the exercise of options and 296,283 shares of Common Stock issuable upon the vesting of stock awards in each case outstanding under the Stock Plan, as well as 91,007 phantom stock units issuable as that same number of shares of Common Stock under the DCP.

(3)	Weighted average exercise price of options outstanding under the Stock Plan.
(4)
Number of shares available for issuance under the Stock Plan as options and as other share-based awards. The DCP does not provide for a limit on the number of phantom stock units available for issuance.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee has reviewed and discussed with the Company’s management and with PricewaterhouseCoopers LLP (“PwC”), the evaluation by PwC of the Company’s internal control over financial reporting and the audited financial statements of the Company for the fiscal year ended January 31, 2022. The Audit Committee has discussed with PwC the matters required to be discussed under the standards of the Public Company Accounting Oversight Board (United States).
The Audit Committee has also received the written disclosures and the letter from PwC required by the applicable requirements of the Public Company Accounting Oversight Board and the Audit Committee has discussed the independence of PwC with that firm.
Based on the Audit Committee’s review and discussions noted above, the Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2022 for filing with the SEC.
The Committee and the Board of Directors also have recommended, subject to shareholder approval, the selection of PwC as the Company’s independent auditors for fiscal 2023.
Members of the Audit Committee:
Peter A. Bridgman, Chair
Alan H. Howard
Richard Isserman
Stephen Sadove

AUDIT-RELATED FEES, TAX FESS AND ALL OTHER FEES
The following table presents the aggregate fees billed for professional services rendered by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, in the “audit fees”, “audit related fees”, “tax fees”, and “all other fees” categories, in each case as such terms are defined by the SEC, for the fiscal years ended January 31, 2021 and 2022.
Year	Audit ($)	Audit Related ($)	Tax ($)	All Other ($)	Total ($)
2021	2,139,008	—	—	900	2,139,908
2022	1,945,773	—	—	900	1,946,673
The fees in the table above exclude “out-of-pocket” expenses of approximately $5,000 incurred by PwC and billed to the Company in connection with these services for each of fiscal years 2022 and 2021.
Audit fees include fees for audits of the Company’s annual consolidated financial statements and the effectiveness of its internal control over financial reporting, reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and services related to statutory and regulatory filings. All other fees are subscription fees for the use of the independent auditors’ database of authoritative literature and accounting and financial guidance.
The Audit Committee reviews and approves all audit and non-audit services to be rendered in every instance by the Company’s independent auditors before such auditors are engaged to render any such services. Therefore, the Audit Committee has not adopted a pre-approval policy with respect to such services.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF ACCOUNTANTS
The Audit Committee has appointed PricewaterhouseCoopers LLP to be the Company’s independent registered public accounting firm for the year ending January 31, 2023, subject to ratification of such appointment by the Company’s shareholders. PricewaterhouseCoopers LLP has served as the Company’s independent registered public accounting firm since fiscal year 1977 and is considered by the Audit Committee and the Board of Directors to be well qualified. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
The Board of Directors recommends that the shareholders vote FOR such ratification. Proxies solicited by the Board will be so voted unless shareholders specify in their proxies a contrary choice.
PROPOSAL 3 — ADVISORY APPROVAL OF EXECUTIVE COMPENSATION
In accordance with Section 14A of the Exchange Act and the related rules of the SEC and as a matter of good corporate governance, a proposed resolution will be presented at the Annual Meeting asking our shareholders to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis (“CD&A”), the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2022 Annual Meeting of Shareholders.
As set forth in the CD&A, above, the Company has designed its compensation programs to: (i) properly incentivize executive officers to accomplish the short- and long-term objectives of the Company, (ii) be in line with prevailing pay practices and overall compensation levels at other companies with which the Company competes for executive-level talent, (iii) reward our executives for their individual performance as well as the performance of their respective business units and the Company overall and (iv) retain our executive officers and key management employees. Although the vote to approve executive compensation is purely advisory and non-binding, the Board of Directors values the opinions of our shareholders and will consider the results of the vote in determining the compensation of the named executive officers and the Company’s compensation programs generally. The vote is not intended to address any specific item of compensation but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement. If any shareholder wishes to communicate with the Board of Directors regarding executive compensation, the Board can be contacted using the procedures outlined in “Communications with the Board of Directors” set forth in this proxy statement.
Accordingly, we are asking for shareholder approval of the following resolution:
“RESOLVED, that the compensation of the Company’s named executive officers as described under “Compensation Discussion and Analysis,” the compensation tables and the narrative discussion associated with the compensation tables in the Company’s proxy statement for its 2022 Annual Meeting of Shareholders is hereby APPROVED.”
The Board of Directors recommends a vote FOR the approval, on an advisory basis, of the compensation paid by the Company to the named executive officers as disclosed in this proxy statement.
PROPOSAL 4 — APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE DEFERRED COMPENSATION PLAN FOR EXECUTIVES
The DCP was originally adopted effective June 1, 1995 and was approved by our shareholders on June 14, 1996. As subsequently amended and restated effective January 1, 2002 and April 4, 2013, it was further amended at the annual shareholders meetings in 2004 and 2013 to extend its term through June 17, 2014 and June 13, 2023, respectively.
On March 22, 2022, the Board adopted an amendment and restatement of the DCP (as so amended and restated, the “Amended and Restated DCP”) to further extend its term through June 23, 2032, subject to approval by the affirmative vote of a majority of the votes cast on the proposal, provided that the total votes cast on the proposal represent over 50% in interest of all shares entitled to vote on the proposal. If the shareholders approve this proposal, the Amended and Restated DCP will be adopted with a term expiring on June 23, 2032. If the shareholders do not approve this proposal, the Amended and Restated DCP will not be adopted and the DCP will expire on June 13, 2023.

The following summary of the Amended and Restated DCP is qualified in its entirety by the specific language of the Amended and Restated DCP which is attached hereto as Annex A.
The Company designates certain management or highly compensated employees to participate in the Amended and Restated DCP as either a Group I participant or a Group II participant (which designations may be changed by the Company at any time). Participants may defer amounts from their base salary and cash bonus, if any, annually and the Company will credit to the account of each participant a matching contribution in an amount equal to the deferral, up to a maximum match of either 10% (for Group I participants) or 5% (for Group II participants) of the participant’s base salary, and, if applicable, cash bonuses. Deferral elections must generally be made no later than December 31 of the year before the year in which the salary or bonus will be deferred. Twenty percent of the Company’s matching contribution is made in the form of rights to the Company’s Common Stock, representing the number of shares (including fractional shares) of Common Stock that the matching contribution could purchase based upon the New York Stock Exchange’s closing price of the stock on the date when the matching contribution is made. Matching contributions are made on the last business day of each calendar quarter. The Company also has the right to make discretionary contributions to any participant’s account in such amount and in such manner as it shall determine.
The Amended and Restated DCP is administered by a committee comprised of certain executive officers of the Company as appointed by the Company. The committee shall have authority to administer the plan, to interpret its terms, to decide questions regarding the eligibility of any person to participate in the plan, to compute amounts due and to authorize the distribution of payments under the plan.
A participant’s compensation deferrals and any earnings on those deferrals are immediately vested. Company matching contributions and any discretionary contributions vest at the rate of 20% per year so long as the participant remains employed by the Company. A participant who attains the age of 65 or whose employment terminates due to death or disability automatically vests in all amounts in such participant’s account. A participant may also vest in all amounts credited to his or her account upon their “separation from service” as defined under Code Section 409A and the Treasury Regulations promulgated thereunder after attaining the age of fifty-five (55), provided that the participant has been employed by the Company or one of the Company’s affiliates for at least 10 years and further subject to the approval of the Compensation Committee of the Company’s Board of Directors including any limitations or conditions such committee may, in its discretion, impose which are not inconsistent with the terms of the Amended and Restated DCP (including, without limitation, a covenant not to compete with the Company or any Company affiliate). A participant whose employment terminates for any other reason forfeits unvested amounts. If there is a “change in control” (as defined in the Amended and Restated DCP) of the Company, all amounts attributable to matching contributions and discretionary Company contributions become fully vested on the date of such change in control.
Participants may direct the investment of amounts in their accounts (other than rights to Common Stock) among investment funds that are made available to them under the plan and that largely track the funds offered under the Company’s 401(k) Plan.
Participants in the Amended and Restated DCP elect as part of their initial deferral election whether to receive distributions after termination of their employment in a lump sum or in 10 equal annual installments. Any subsequent election by a participant to delay payment under the Amended and Restated DCP is only permitted as provided in Section 409A and the Treasury Regulations promulgated thereunder. Payments are made in Common Stock to the extent a participant’s vested account balance is denominated in Common Stock, except for any fractional shares which are paid in cash. All other payments are made in cash. Payments generally are made or begin only upon the expiration of six months following the participant’s separation of service from the Company except to the extent that the payments are payable during the short-term deferral period set forth in Treasury Regulation Section 1.409A-1(b)(4). In the event that an exception to the six-month delay provision applies, payments are made or begin within 90 days after a participant’s employment terminates.
The Company may modify, amend or terminate the Amended and Restated DCP, provided that no modification, amendment or termination shall adversely affect a participant’s right to amounts already credited to his or her account without such participant’s consent. Following any termination of the Amended and Restated DCP, payment of any credited amounts may be made to participants in a single-sum payment at the Company’s discretion. Any such decision to pay in a single sum shall apply to all participants.

The below table sets forth the dollar values of plan benefits estimated to be received by each of the named executive officers and other persons indicated below for calendar year 2022. The amounts are based on the participants’ salary deferral elections for calendar year 2022 and the applicable Company match percentage. Earnings on plan balances are not included in the below benefit estimates since earnings will vary based on each individual’s investment elections as well as the performance of the underlying investments.
Movado Group, Inc. Deferred Compensation Plan
Name and Position	Dollar Value of Estimated Benefits in Calendar 2022 ($)
Efraim Grinberg Chair and Chief Executive Officer	250,000(1)
Sallie A. DeMarsilis EVP, Chief Operating Officer & Chief Financial Officer	64,077
Behzad Soltani EVP, Commercial President & Chief Technology Officer	57,385
Mitchell C. Sussis SVP, General Counsel and Secretary	20,723
Vivian D’Elia SVP Human Resources	18,548
Executive officer group	410,733
Non-executive director group	0(2)
Non-executive officer employee group	180,136
(1)	Mr. Grinberg’s estimated plan benefits include a $125,000 discretionary contribution approved by the Compensation Committee on March 22, 2022 to be paid over the course of the year.
(2)	Non-employee Board members are not eligible to participate in the plan.
Approval of the Deferred Compensation Plan requires the affirmative vote of the holders of a majority of the votes cast on the proposal, provided that the total votes cast on the proposal represent over 50% in interest of all shares entitled to vote on the proposal.
The Board recommends that shareholders vote FOR the amendment and restatement of the Deferred Compensation Plan. Proxies solicited by the Board will be so voted unless shareholders specify in their proxies a contrary choice.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s executive officers, directors, and persons who own more than 10% of a registered class of the Company’s equity securities (the “10% Stockholders”) to file reports of ownership and changes of ownership with the SEC. The Company assists its directors, officers and certain 10% Stockholders by assisting in their completion of Section 16 reports and filing these reports on their behalf. The Company’s executive officers, directors and 10% Stockholders timely complied with all such filing requirements applicable to them last fiscal year with respect to their beneficial ownership of the Company’s securities.
OTHER MATTERS
The Board of Directors, at the time of the preparation of this proxy statement, knows of no business to come before the Annual Meeting other than that referred to herein. If any other business should properly come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies received and not theretofore revoked in accordance with their best judgment.
Upon the written request of any record holder or beneficial owner of Common Stock or Class A Common Stock entitled to vote at the Annual Meeting, the Company, without charge, will provide a copy of its Annual Report on Form 10-K for the fiscal year ended January 31, 2022, as filed with the SEC. Requests should be directed to Mitchell C. Sussis, Secretary, Movado Group, Inc., 650 From Road, Ste. 375, Paramus, New Jersey 07652-3556.
May 12, 2022

Annex A
MOVADO GROUP, INC.
AMENDED AND RESTATED
DEFERRED COMPENSATION PLAN FOR EXECUTIVES
Effective June 1, 1995
Amended and Restated Effective January 1, 1998
Amended and Restated Effective January 1, 2002
Amended and Restated Effective January 1, 2008
Amended and Restated Effective January 1, 2013
Amended and Restated Effective January 1, 2022

MOVADO GROUP, INC.
AMENDED AND RESTATED
DEFERRED COMPENSATION PLAN FOR EXECUTIVES
Movado Group, Inc., a New York corporation and Movado Retail Group, Inc. a New Jersey corporation, hereby adopt this Amended and Restated Movado Group, Inc. Deferred Compensation Plan for Executives.
ARTICLE I
Definitions
1.1 Account. The bookkeeping account established for each Participant as provided in Section 5.1 hereof.
1.2 Administrator. The committee appointed pursuant to ARTICLE X.
1.3 Affiliate. Any entity (i) that directly or indirectly is controlled by, controls or is under common control with the Company, or (ii) in which the Company has a significant equity interest, in either case as determined by the Board.
1.4 Base Salary. The base salary payable to a Participant by an Employer attributable to services performed in a Plan Year. Base Salary shall only include regularly scheduled salary payable throughout the year, as determined by an Employer.
1.5 Base Salary Deferrals. The portion of Base Salary that a Participant elects to defer under the Plan as part of a Compensation Deferral Election.
1.6 Bonus. The annual incentive bonus, if any, payable by an Employer to a Participant who is not classified by the Employer as a sales executive, upon the satisfaction of certain specified performance goals.
1.7 Bonus Deferrals. The portion of Bonus that a Participant who is not classified by the Employer as a sales executive elects to defer under the Plan as part of a Compensation Deferral Election.
1.8 Change in Control. The occurrence of:
(i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) (“Beneficial Ownership”) of 30% or more (on a fully diluted basis) of (A) the then outstanding shares of common stock of the Company, taking into account as outstanding for this purpose such common stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such common stock (the “Outstanding Company Common Stock”) and (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of the Plan, the following acquisitions shall not constitute a Change in Control: (I) any acquisition by the Company or any Affiliate, (II) any acquisition by any employee benefit plan sponsored or maintained by the Company or any Affiliate, (III) any acquisition by a “Permitted Transferee,” as defined in the Company’s Certificate of Incorporation, (IV) any acquisition which complies with clauses (A), (B) and (C) of subsection (iv) of this Section 1.8, or (V) with respect to the Plan benefit of a particular Participant, any acquisition by such Participant or any group of persons including such Participant (or any entity controlled by such Participant or any group of persons including such Participant);
(ii) individuals who, on the date hereof, constitute the Board (the “Incumbent Directors”) cease for any reason during any 12-month period to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(iii) irrevocable termination and liquidation of the Plan within 12 months of the dissolution of the Company taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A);
(iv) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), or sale, transfer or other disposition of all or substantially all of the business assets of the Company to an entity that is not an Affiliate of the Company (a “Sale”) unless immediately following such Business Combination or Sale: (A) at least 50% of the total voting power of the corporation resulting from such Business Combination or the entity that acquired that business or assets of the Company in such Sale (in either case, the “Surviving Company”), or if applicable, the ultimate parent corporation that directly or indirectly has Beneficial Ownership of sufficient voting securities eligible to elect a majority of the board of directors (or analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination or Sale (or, if applicable, is represented by shares into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Company Voting Securities among the holders thereof immediately prior to the Business Combination or Sale, (B) no Person (other than any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company or a “Permitted Transferee,” as defined in the Company’s Certificate of Incorporation), is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect the board of directors (or analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) and (C) at least a majority of the members of the board of directors (or analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Business Combination or Sale were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination or Sale.
1.9 Class Year Account. The bookkeeping subaccounts established for each Participant as provided in Section 5.1.
1.10 Code. The Internal Revenue Code of 1986, as amended.
1.11 Company. Movado Group, Inc., a New York corporation.
1.12 Company Stock. Common stock of the Company.
1.13 Compensation. For a Participant who is not classified by an Employer as a sales executive, the Participant’s Base Salary and Bonus, and for a Participant who is classified by an Employer as a sales executive, the Participant’s Base Salary only.
1.14 Compensation Deferrals. A Participant’s Base Salary Deferrals, and if the Eligible Employee is not classified by an Employer as a sales executive, Bonus Deferrals or both, as applicable.
1.15 Compensation Deferral Election. The written agreement submitted to the Administrator, by which an Eligible Employee agrees to participate in the Plan and make Compensation Deferrals under the Plan in accordance with Section 3.1.
1.16 Distributable Amount. The vested balance in an Account as determined under Article IV.
1.17 Effective Date. The Plan was originally effective on June 1, 1995. This amendment and restatement of the Plan is effective January 1, 2022.
1.18 Eligible Employee. An Employee of an Employer who is a “management or highly compensated” Employee within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.
1.19 Employee. Any person employed by an Employer.
1.20 Employers. Movado Group, Inc., a New York corporation and Movado Retail Group, Inc., a New Jersey corporation.

1.21 Employer Contribution. A discretionary contribution made by the Employers to the Trust that is credited to one or more Participant’s Accounts in accordance with Section 3.3.
1.22 ERISA. The Employee Retirement Income Security Act of 1974, as amended.
1.23 Fair Market Value. On a given date means (i) if the Company Stock is listed on a national securities exchange, the closing sale price reported as having occurred on the primary exchange with which the Company Stock is listed and traded on that date, or, if there is no such sale on that date, then on the last preceding date on which such a sale was reported; (ii) if the Company Stock is not listed on any national securities exchange but is quoted in the National Market System of the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) on a last sale basis, the last sale price reported on that date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; or (iii) if the Company Stock is not listed on a national securities exchange nor quoted in NASDAQ on a last sale basis, the amount determined by the Administrator to be the fair market value based upon a good faith attempt to value the Company Stock accurately and computed in accordance with applicable regulations of the Internal Revenue Service.
1.24 Group I Employee. An Employee who is designated as a Group I Employee by an Employer on Schedule A attached hereto, as such Schedule A may be amended by the Employer from time to time.
1.25 Group II Employee. An Employee who is designated as a Group II Employee by an Employer on Schedule A attached hereto, as such Schedule A may be amended by the Employer from time to time.
1.26 Matching Contribution. A contribution made by the Employers to the Trust that is credited to one or more Participant’s Accounts in accordance with Section 3.2.
1.27 Participant. An Eligible Employee who has become a Participant as provided in Section 2.1 and whose Account has not been fully distributed.
1.28 Plan. This Amended and Restated Movado Group, Inc. Deferred Compensation Plan for Executives.
1.29 Plan Year. The twelve (12) month period commencing each January 1 and ending each December 31.
1.30 Scheduled Distribution. A scheduled distribution date elected by a Participant for distribution of Compensation Deferrals as provided under Section 6.2(e).
1.31 Termination of Service. The date of the Participant’s “separation from service” as defined under Code Section 409A and the Treasury Regulations promulgated thereunder.
1.32 Total and Permanent Disability. Any medically determinable physical or mental disorder that renders a Participant incapable of continuing in the employment of an Employer and which is expected to continue for the remainder of a Participant’s life, as determined by the Administrator in its sole discretion.
1.33 Trust. The trust under the Plan, which trust shall at all times constitute a “rabbi trust”.
1.34 Trustee. The trustee under the Trust and any successor Trustee appointed pursuant to the Trust.
1.35 Unforeseeable Emergency. A severe financial hardship to a Participant resulting from (i) an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in Section 152 of the Code, without regard to Section 152(b)(1), 152(b)(2) and 152(d)(1)(B)); (ii) loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home which is not otherwise covered by insurance); or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control, including (a) the imminent foreclosure of or eviction from the Participant’s primary residence, (b) the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication, or (c) to pay for the funeral expenses of the Participant’s spouse, beneficiary or dependent (as defined in Section 152 of the Code, without regard to Section 152(b)(1), 152(b)(2) and 152(d)(1)(B)).

ARTICLE II
Participation
2.1 Eligibility for Participation.
(a) The Employers shall determine which Eligible Employees shall become Participants and the category of benefits, under Section 2.3, to which they will be entitled. The Employers’ determination under this Section 2.1 and under Section 2.3 shall be set forth in Schedule A, attached hereto.
(b) An Employer may determine that a Participant shall cease being a Participant as of any date specified by it; provided, however, that the Employer may not reduce the Account of any such Participant as of the date such determination is made. Any such determination shall be specified in Schedule B, attached hereto.
2.2 Commencement of Participation.
(a) Each Eligible Employee selected to become a Participant (pursuant to Section 2.1) shall become a Participant as of the date specified by an Employer.
(b) Notwithstanding Section 2.2(a), a Compensation Deferral Election with respect to a Plan Year shall not be effective except to the extent it complies with Section 3.1.
2.3 Benefits. The Employers shall determine, from time to time, whether a Participant is to be treated as a Group I or Group II Employee. An Employer may change the classification of any Participant as of any date specified by it; provided, however, that the Account of any such Participant shall not be reduced by such change of classification. The classification of any Participant shall be set forth in Schedule A, attached hereto. Participants shall cease to contribute hereunder after they cease to be employed by any of the Employers.
ARTICLE III
Contributions
3.1 Compensation Deferrals.
(a) The Employers shall credit to the Account of a Participant an amount equal to the amount designated in the Participant’s Compensation Deferral Election for each Plan Year. Such amounts shall not be made available to such Participant, except as provided in ARTICLE VI, and shall reduce such Participant’s Compensation from an Employer in accordance with the provisions of the applicable Compensation Deferral Election; provided, however, that all such amounts shall be subject to the rights of the general creditors of each of the Employers as provided in ARTICLE VIII.
(b) Each Eligible Employee shall deliver a Compensation Deferral Election to his or her Employer before any Compensation Deferrals become effective. Such Compensation Deferral Election shall be void with respect to any Compensation Deferral unless submitted before the beginning of the calendar year during which the amount to be deferred will be earned. Notwithstanding the foregoing, for the year in which an Employee is first eligible to participate in this Plan (and has not previously been eligible to participate in any other individual account nonqualified deferred compensation plan maintained by any of the Employers), a Compensation Deferral Election may be filed within thirty (30) days of the date on which the Employee is first eligible to so participate with respect to Compensation earned during the remainder of the calendar year and a Bonus Deferral Election may be submitted as late as by the end of the sixth month (6th) of the applicable Bonus performance period; provided that (i) the performance period is at least twelve (12) months long, (ii) the Participant performs services to his or her Employer continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date the election is made, and (iii) the Bonus Deferral Election is not made after such Bonus has become readily ascertainable.
(c) The Compensation Deferral Election shall designate the amount of Compensation deferred by each Participant and such other items as the Administrator may prescribe. A new Compensation Deferral Election shall be required for purposes of each Bonus Deferral. With respect to Base Salary Deferrals, once an initial Compensation Deferral Election has been made, the Participant’s Base Salary Deferrals shall remain in effect until revoked by the Participant by his or her effecting a new Compensation Deferral Election with respect to Base Salary Deferrals, which revocation shall be effective as of the next Plan Year following the filing of such subsequent Compensation Deferral Election. There shall be no maximum limit on the Compensation Deferrals permitted for each Participant.
3.2 Matching Contributions.
(a) For each Plan Year, each Employer shall credit to the Account of each Participant who (i) is employed thereby, (ii) is a Group I Employee and (iii) has made Compensation Deferrals for such Plan Year, a Matching Contribution in an amount equal to one hundred percent (100%) of the amount of such Participant’s Compensation Deferrals for such Plan Year, up to a maximum annual amount equal to ten percent (10%) of the amount of such Participant’s Base Salary in effect as of the last day of such Plan Year.
(b) Each Employer shall credit to the Account of each Participant who (i) is employed thereby, (ii) is a Group II Employee and (iii) has made Compensation Deferrals for such Plan Year, a Matching Contribution in an amount equal to one hundred percent (100%) of the amount of such Participant’s Compensation Deferrals for such Plan Year, up to a maximum annual amount equal to five percent (5%) of the amount of such Participant’s Base Salary in effect as of the last day of such Plan Year.
(c) Matching Contributions for a Plan Year will be credited to the Account of a Participant under this Section 3.2 only if the Participant is an Employee on the last day of such Plan Year; provided, however, that this requirement shall be waived in the event of: (i) the death of a Participant during such Plan Year, (ii) the termination of the Participant’s employment with the Employers during such Plan Year after having incurred a Total and Permanent Disability, or (iii) the termination of the Participant’s employment with the Employers during such Plan Year after having attained the age of sixty-five (65).
(d) Twenty percent (20%) of the amount of each Matching Contribution made for a Participant shall be made in rights to receive shares of Company Stock under Section 3.3.
3.3 Company Stock.
(a) Matching Contributions for a Participant in the form of rights to receive shares of Company Stock shall consist of bookkeeping credits to the Accounts and Class Year Accounts for such Participant. Such credits will initially be determined by crediting to such Participant’s Accounts and Class Year Accounts the number of shares (including fractional shares) of Company Stock that such Matching Contribution could purchase based upon the Fair Market Value of the Company Stock on the date on which such Matching Contribution is so credited.
(b) Dividends declared on Company Stock shall not be credited to the Accounts and Class Year Accounts of any Participant in connection with any rights to receive bookkeeping credits for Company Stock pursuant to Section 3.3(a).
(c) When a Participant or Beneficiary is entitled to a lump sum distribution pursuant to ARTICLE VI, the Company shall issue to the Participant or Beneficiary, as the case may be, the number of shares of Company Stock that equal the number of full shares then credited to such Participant’s Account. If payment to the Participant or Beneficiary is being made in installments, each installment shall include a proportionate portion of the aggregate number of shares then credited to such Participant’s Account. In all cases, the Company shall pay any fractional shares in cash.
3.4 Employer Contributions. The Employers reserve the right to make discretionary contributions to Participants’ Accounts in such amount and in such manner as may be determined by the Employers.
3.5 Time of Contributions.
(a) Compensation Deferrals shall be transferred to the Trust as soon as administratively feasible following each payroll period. Matching Contributions (other than rights to receive shares of Company Stock) shall be transferred to the Trust no later than thirty (30) days following the last day of the Plan Year. The Employers shall also transmit at the same time any necessary instructions regarding the allocation of such amounts among the Accounts of Participants.
(b) Employer Contributions shall be transferred to the Trust at such times as the Employers shall determine. The Employers shall also transmit at those times any necessary instructions regarding the allocation of such amounts among the Accounts of Participants.

3.6 Form of Contributions. All Compensation Deferrals, Matching Contributions and Employer Contributions to the Trust shall be made in the form of cash or cash equivalents of United States currency, except as otherwise provided herein. Notwithstanding the foregoing, Compensation Deferrals may be made in the form of rights to receive shares of Company Stock if the Participant would otherwise be entitled to receive Company Stock as Compensation.
ARTICLE IV
Vesting
4.1 Vesting.
(a) Except as otherwise provided in this Section 4.1, a Participant shall have a nonforfeitable right to the vested portion of his or her Class Year Accounts; provided, however, that all such amounts shall be subject to the rights of the general creditors of the Employers as provided in ARTICLE VII.
(b) Except as otherwise provided in this Section 4.1 and subject to the Participant’s continued status as an Employee, each Class Year Account of a Participant will vest twenty percent (20%) on the last day of each Plan Year beginning with the Plan Year of such Class Year Account. Therefore, a Class Year Account shall be fully vested on the last day of the fourth Plan Year following the first Plan Year of such Class Year Account provided that the Participant continues to be an Employee through such period. For the avoidance of doubt, vesting shall cease once a Participant is no longer an Employee and any amounts credited to a Participant’s Account that are not vested at the time of his or her termination of employment with the Employers (after giving effect to any acceleration of vesting pursuant to events described in Sections 4.1(d), (e), (f) and (g) if such events occur upon or prior to termination of employment) shall be forfeited upon such termination of employment.
(c) The portion of a Participant’s Class Year Accounts attributable to Compensation Deferrals, and earnings thereon, shall be fully vested at all times.
(d) A Participant shall become fully vested in all the amounts credited to his or her Account upon (i) attaining the age of sixty-five (65) or (ii) such Participant’s Termination of Service after attaining the age of fifty-five (55), provided the Participant has been employed by the Company or any Affiliate for at least 10 years and further subject to the approval of the Compensation Committee of the Company’s Board of Directors including any limitations or conditions such committee may, in its discretion, impose which are not inconsistent with the terms of the Plan (including, without limitation, a covenant not to compete with the Company or any Company Affiliate).
(e) A Participant whose employment with the Employers is terminated following such Participant’s Total and Permanent Disability shall thereupon become fully vested in all the amounts credited to his or her Account.
(f) If a Change in Control occurs, all amounts attributable to Matching Contributions and Employer Contributions shall thereupon become fully vested as of the date of such Change in Control.
(g) Upon a Participant’s death, he or she shall thereupon become fully vested in all amounts credited to his or her Account.
ARTICLE V
Accounts
5.1 Accounts.
(a) (1) The Administrator shall establish and maintain an Account in the name of each Participant. Unless otherwise directed by the Employers, the Trustee shall also maintain and invest separate omnibus accounts that correspond to each Participant’s Account.
  (2) The Administrator shall also establish and maintain subaccounts in each Participant’s Account that shall be denominated as Class Year Accounts. The Administrator shall also establish and maintain subaccounts in each Participant’s Account for rights to receive Company Stock. The Administrator may also establish any subaccounts that it deems to be appropriate.
(b) (1) Each Participant’s Account shall be credited with Compensation Deferrals, any Matching Contributions allocable thereto, any Employer Contributions, and any investment earnings, gains and/or losses on the foregoing. Each Participant’s Account shall be reduced by any distributions made and any federal, state and local taxes as may be required by law.
  (2) Separate Class Year Accounts for a Participant shall consist of the Participant’s Compensation Deferrals, allocable Matching Contributions and Employer Contributions that are made with respect to a given Plan Year, and any investment earnings, gains and/or losses on such amounts. Class Year Accounts shall be separately maintained for Participants for each Plan Year until such Class Year Accounts are fully vested (as provided in ARTICLE IV), at which time such fully vested Class Year Accounts shall be merged into one subaccount.
5.2 Investments, Gains and Losses.
(a) (1) By written investment directions to the Administrator from time to time, each Participant may request the investment funds (or a change thereof), and the relative portions of each if more than one investment fund is desired, to be used to credit investment earnings, gains and losses with respect to his or her Account (other than the subaccount for rights to receive Company Stock) among the investment funds available under the Plan.
  (2) The Administrator and the Trustee shall take each Participant’s request under Section 5.2(a)(1) into account in making its determination as to how to invest the amounts credited to the Participant’s Account among the investment funds available for purposes of the Plan. Where a Participant has no written request under Section 5.2(a)(1) on file with the Administrator, the Administrator may direct the Trustee to invest such amount in a money market fund selected by the Administrator.
  (3) The Employers, or the Trustee if an Employer so directs, shall, from time to time, establish the investment funds available for purposes of the Plan.
(b) The Administrator shall adjust the amounts credited to each Participant’s Account to reflect Compensation Deferrals, Matching Contributions, Employer Contributions, investment experience, distributions and any other appropriate adjustments. Such adjustments shall be made as frequently as is administratively feasible.
5.3 Forfeitures. Any forfeitures from a Participant’s Account shall continue to be held in the Trust, shall be separately invested by the Trustee and shall be applied towards future Matching Contributions and Employer Contributions until such forfeitures have been entirely so applied. As of the time it is determined that no further Matching Contributions or Employee Contributions will be made under the Plan, such forfeitures shall be returned to the Employer which employed the forfeiting Participant.
ARTICLE VI
Distributions
6.1 Payment.
(a) A Participant may elect to receive his or her Distributable Amount in a single lump sum or in ten (10) annual installments. If a Participant elects to receive his or her Distributable Amount in the form of ten (10) annual installments, each payment shall be equal to the Participant’s Account balance as of the payment date, divided by the number of then remaining installment payments. Distributions shall be made to the Participant or, if the Participant is deceased, to the Participant’s Beneficiary. The method of distribution (i.e., lump sum or installments) must be elected as part of the Participant’s Compensation Deferral Election(s).
(b) A Participant’s subsequent election to delay a payment under the Plan or to change the form of a payment under the Plan shall be permitted only if (i) the new payment election does not take effect until at least twelve (12) months after the date on which the new payment election is made, (ii) in the case of payments made on account of Termination of Service or a Scheduled Distribution, the new payment election delays payment for at least five (5) years from the date that payment would otherwise have been made, absent the new payment election and (iii) in the case of payments made according to a Scheduled Distribution, the new election is made not less than twelve (12) months before the date on which payment would have been made (or, in the case of installment payments, the first installment payment would have been made) absent the new election.

(c) Payment shall be made in Company Stock to the extent the Participant’s Account has been denominated in Company Stock (under Section 3.3 or otherwise). Otherwise, payment shall be made in cash.
6.2 Commencement of Payment.
(a) Except as otherwise provided herein, payments to a Participant of his or her Distributable Amounts shall commence within ninety (90) days of the date of the Participant’s Termination of Service.
(b) Notwithstanding Section 6.2(a), and except as provided in the next succeeding sentence, all payments to a Participant in connection with the Participant’s Termination of Service shall be delayed for six (6) months from the date of the Participant’s Termination of Service, and the aggregate of all such delayed payments shall be paid to the Participant in a lump sum on the first day following the last day of the sixth (6th) complete calendar month following the date of the Participant’s Termination of Service. No delay shall be required for any payments to a Participant pursuant to the immediately preceding sentence to the extent that such payments are payable to the Participant during the short-term deferral period set forth in Treasury Regulation Section 1.409A-1(b)(4).
(c) Upon the death of a Participant, Distributable Amounts shall be paid to his or her beneficiary or beneficiaries, as determined under ARTICLE VII, in a lump sum within ninety (90) days of the date of the Participant’s death.
(d) (1) A Participant who has experienced an Unforeseeable Emergency, as determined by the Administrator on the basis of the applicable facts and circumstances, in its sole discretion, shall be permitted to receive, in a lump-sum payment, a distribution of up to fifty percent (50%) of the vested portion of his or her Account, exclusive of the subaccount for Company Stock, subject to the remaining provisions of this Section 6.2(d).
  (2) A Participant who receives an Unforeseeable Emergency distribution under Section 6.2(d)(1) shall not receive any Matching Contributions or Employer Contributions and shall not be permitted to make any further Compensation Deferrals for the balance of the Plan Year and for the following Plan Year.
  (3) A distribution on account of an Unforeseeable Emergency under Section 6.2(d)(1) may not be made to the extent that such Unforeseeable Emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of Compensation Deferrals under the Plan. Such distributions shall further be limited to the amount reasonably necessary to satisfy the Unforeseeable Emergency need (which includes amounts necessary to pay any federal, state, local or foreign income taxes or penalties reasonably anticipated to result from the distribution). For purposes of the immediately preceding sentence, the determination of the amounts reasonably necessary to satisfy an Unforeseeable Emergency need shall take into account any additional Compensation that will be available to the Participant in connection with the requirement to discontinue the Participant’s Compensation Deferrals pursuant to Section 6.2(d)(2).
  (4) A Participant shall not be permitted to receive more than two (2) hardship distributions under Section 6.2(d)(1).
(e) As part of a Participant’s Compensation Deferral Election, the Participant may elect to receive (in a single lump sum or as the first payment date of ten (10) annual installments) any portion or all of the Compensation deferred under such Compensation Deferral Election on a fixed date elected by the Participant as part of such Compensation Deferral Election, and which date may be prior to the Termination of Service. Any such election shall be subject to all of the applicable requirements of the Plan, including but not limited to those provided for under Sections 3.1 and 6.l(b). In the event of a Participant’s Termination of Service prior to or after commencement of a Scheduled Distribution, the remaining Scheduled Distributions shall be distributed in the form applicable to such Termination of Service under Sections 6.2(a), (b), (c) hereof. The method of distribution (i.e., lump sum or installments) must be elected as part of the Participant’s Compensation Deferral Election(s).

ARTICLE VII
Beneficiaries
7.1 Beneficiaries. Each Participant may from time to time designate one or more persons (who may be any one or more members of such Participant’s family or other persons, administrators, trusts, foundations or other entities) as his or her beneficiary under the Plan. Such designation shall be made on a form prescribed by the Administrator. Each Participant may at any time and from time to time, change any previous beneficiary designation, without notice to or consent of any previously designated beneficiary, by amending his or her previous designation on a form prescribed by the Administrator. If the beneficiary does not survive the Participant (or is otherwise unavailable to receive payment), or if no beneficiary is validly designated, then the amounts payable under the Plan shall be paid to the Participant’s surviving spouse, if any, and, if none, to the Participant’s estate, and such person shall be deemed to be the Participant’s beneficiary hereunder. If more than one person is the beneficiary of a deceased Participant, each such person shall receive a pro rata share of any death benefit payable unless otherwise designated on the applicable form. If a beneficiary who is receiving benefits dies, all benefits that were payable to such beneficiary shall then be payable to the estate of that beneficiary.
7.2 Lost Beneficiary.
(a) All Participants and beneficiaries shall have the obligation to keep the Administrator informed of their current address until such time as all benefits due under the Plan have been fully paid.
(b) If a Participant or beneficiary cannot be located by the Administrator after it has exercised reasonable diligence for a period of three (3) years, then, in its sole discretion, the Administrator may presume that the Participant or beneficiary is deceased for purposes of this Plan and all unpaid amounts owed to the Participant or beneficiary shall be paid accordingly or, if a beneficiary cannot be so located, then such amounts shall be forfeited and returned to the Employer which employed the forfeiting Participant.
ARTICLE VIII
Funding
8.1 Participant as General Unsecured Creditor Only. Should any investment be acquired in connection with the liabilities assumed under this Plan, it is expressly understood and agreed that the Participants and beneficiaries shall not have any right with respect to, or claim against, such assets nor shall any such purchase be construed to create a fiduciary relationship between the Employers and the Participants, their beneficiaries or any other person. Any such assets (including any amounts deferred by a Participant or contributed by the Employers pursuant to ARTICLE III) shall be and shall remain a part of the general, unpledged, unrestricted assets of the Employers, subject to the claims of their general creditors. It is the express intention of the Employers that the Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA. Each Participant and beneficiary shall be required to look to the provisions of the Plan and to the Employers themselves for enforcement of any and all benefits due under the Plan, and to the extent any such person acquires a right to receive payment under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Employers. The Employers or the Trust shall be designated as the owner and beneficiary of each and every investment acquired in connection with any obligations under the Plan.
8.2 Deposits in Trust. Notwithstanding Section 8.1, or any other provision of this Plan to the contrary, the Employers may deposit into the Trust any amounts they deem appropriate to pay the benefits under this Plan. The amounts so deposited may include contributions made pursuant to Compensation Deferrals, Employer Contributions and Matching Contributions.
8.3 Indemnification of Trustee. (a) The Trustee shall not be liable for the making, retention, or sale of any investment or reinvestment made by it, as herein provided, nor for any loss to, or diminution of, the Trust assets, unless due to its own negligence, willful misconduct or lack of good faith.(b) Such Trustee shall be indemnified and saved harmless by the Employers from and against all personal liability to which it may be subject by reason of any act done or omitted to be done in its official capacity as Trustee in good faith in the administration of this Plan and the Trust, including all expenses reasonably incurred in its defense in the event an Employer fails to provide such defense upon the request of the Trustee. The Trustee is relieved of all responsibility in connection with its duties hereunder to the fullest extent permitted by law, short of breach of duty to the beneficiaries.

8.4 Withholding of Employee Contributions. The Administrator is authorized to make any and all necessary arrangements with the Employers in order to withhold Participants’ Compensation Deferrals under Section 3.1 from their Compensation.
ARTICLE IX
Claims Procedure
9.1 General. In the event that a Participant or his or her beneficiary does not receive any Plan benefit that is claimed, such Participant or beneficiary shall be entitled to consideration and review as provided in this ARTICLE IX.
9.2 Claim Review. Upon receipt of any written claim for a benefit under the Plan, the Administrator shall be notified and shall give due consideration to the claim presented. If the claim is denied to any extent by the Administrator, the Administrator shall furnish the claimant, within ninety (90) days of its receipt of the claim, with a written notice setting forth (in a manner calculated to be understood by the claimant):
(a) the specific reason or reasons for denial of the claim;
(b) a specific reference to the Plan provisions upon which the denial is based;
(c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
(d) an explanation of the provisions of this ARTICLE IX.
9.3 Right of Appeal. A claimant who has a claim denied under Section 9.2 may appeal to the Administrator for reconsideration of that claim. A request for reconsideration under this Section 9.3 must be filed by written notice within sixty (60) days after receipt by the claimant of the notice of denial under Section 9.2.
9.4 Review of Appeal. Upon receipt of an appeal, the Administrator shall promptly take action to give due consideration to the appeal. Such consideration may include a hearing of the parties involved, if the Administrator feels such a hearing is necessary. In preparing for the appeal, the claimant shall be given the right to review pertinent documents and the right to submit in writing a statement of issues and comments. After consideration of the merits of the appeal, the Administrator shall issue a written decision which shall be binding on all parties. The decision shall be written in a manner calculated to be understood by the claimant and shall specifically state its reasons and pertinent Plan provisions on which it relies. The Administrator’s decision shall be issued within sixty (60) days after the appeal is filed, except that if a hearing is held the decision may be issued within one hundred twenty (120) days after the appeal is filed.
9.5 Designation. The Administrator may designate one or more of its members or any other person of its choosing to make any determination otherwise required under this ARTICLE IX.
ARTICLE X
Administration of the Plan
10.1 Committee as Administrator. The committee designated in this Section 10.1 shall be the Administrator. The name of the committee shall be the “Deferred Compensation Committee” and shall consist of such individuals, corporations or other entities as the Employers shall from time to time appoint. Until otherwise designated by the Employers, the members of the Deferred Compensation Committee shall be those persons holding the following positions (or their nearest equivalent) at the Company: Chief Financial Officer; Treasurer; President and Chief Operating Officer; and Vice President, Human Resources.
10.2 Actions Taken by the Committee. All resolutions or other actions taken by the Deferred Compensation Committee at a meeting shall be by the affirmative vote of a majority of those present at the meeting. More than half of the members must be present to constitute a quorum for a meeting. Any member of the Deferred Compensation Committee may sign any document or instrument requiring the signature of the Deferred Compensation Committee or otherwise act on behalf of the Deferred Compensation Committee, unless otherwise directed by the Deferred Compensation Committee. The Deferred Compensation Committee may adopt such additional rules of procedures and conduct as it deems appropriate.
10.3 Bond and Compensation. The members of the Deferred Compensation Committee shall serve without bond, except as otherwise required by law, and without remuneration for their services as such.

10.4 Duties of the Committee. The Deferred Compensation Committee shall undertake all duties assigned to it under the Plan and Trust and shall undertake all actions, express or implied, necessary for the proper administration of the Plan. All actions and decisions of the Deferred Compensation Committee shall be made in its sole discretion, unless expressly otherwise provided in the Plan. The Deferred Compensation Committee’s duties and responsibilities include, but are not limited to, the following:
(a) adopting and enforcing such rules and regulations that it deems necessary or appropriate for the administration of the Plan in accordance with applicable law;
(b) interpreting the Plan, in its sole discretion, with its good faith interpretation thereof to be final and conclusive on any Employee, former Employee, Participant, former Participant, beneficiary or other party;
(c) deciding all questions concerning the Plan, including the eligibility of any person to participate in the Plan in accordance with the Plan’s provisions;
(d) computing the amounts to be distributed to any Participant, former Participant or beneficiary in accordance with the provisions of the Plan, determining the person or persons to whom such amounts will be distributed and determining when such amounts will be distributed;
(e) authorizing the payment of distributions;
(f) keeping such records and submitting such filings, elections, applications, returns or other documents or forms as may be required under the Code and applicable regulations, or under other federal, state or local law and regulations; and
(g) appointing such agents, counsel, accountants and consultants as may be required to assist in administering the Plan.
10.5 Employers to Furnish Information. To enable the Deferred Compensation Committee to perform its functions, the Employers shall supply full and timely information to the Deferred Compensation Committee on all matters relating to the remuneration of all Participants, their retirement, death or other cause of separation from service, and such other pertinent facts as the Deferred Compensation Committee may require.
10.6 Expenses. All expenses of Plan administration and operation, including the fees of any agents or counsel employed and including any expenses attributable to a termination of the Plan, shall be paid by the Employers. To the extent that the Employers may be liable for any federal, state or local tax, the Administrator, in its sole discretion, may charge such expenses to the benefits due to the applicable Participant or Beneficiary.
10.7 Indemnification. The Employers hereby agree to indemnify each and every member of the Deferred Compensation Committee or Employee acting on behalf of the Deferred Compensation Committee for any expenses or liabilities (other than those due to willful misconduct) actually incurred in or arising out of the performance of their duties under the Plan, including, but not limited to, litigation expenses and attorneys’ fees.
ARTICLE XI
General Provisions
11.1 No Assignment. Benefits or payments under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of any Participant or any Participant’s beneficiary, whether voluntary or involuntary, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish the same shall not be valid, nor shall any such benefit or payment be in any way liable for or subject to the debts, contracts, liabilities, engagement or torts of any Participant or beneficiary, or any other person entitled to such benefit or payment pursuant to the terms of the Plan, except to such extent as may be required by law. If any Participant or beneficiary or any other person entitled to a benefit or payment pursuant to the terms of the Plan becomes bankrupt or attempts to anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish any benefit or payment under the Plan, in whole or in part, or if any attempt is made to subject any such benefit or payment, in whole or in part, to the debts, contracts, liabilities, engagements or torts of any Participant or beneficiary or any other person entitled to any such benefit or payment pursuant to the terms of the Plan, then such benefit or payment, in the discretion of the Administrator, shall cease and terminate with respect to such Participant or beneficiary, or any other such person.

11.2 No Employment Rights. Participation in the Plan shall not be construed to confer upon any Participant the legal right to be retained in the employ of the Employers, or to give a Participant or beneficiary, or any other person, any right to any payment whatsoever, except to the extent of the benefits provided for hereunder. Each Participant shall remain subject to discharge by the Employers to the same extent as if the Plan had never been adopted.
11.3 Incompetence. If the Administrator determines that any person to whom a benefit is payable under the Plan is incompetent by reason of physical or mental disability, the Administrator shall have the power to cause the payments becoming due to such person to be made to another for his or her benefit without responsibility of the Administrator or the Employers to see to the application of such payments. Any payment made pursuant to such power shall, as to such payment, operate as a complete discharge of the Employers, the Administrator and the Trustee.
11.4 Identity. If, at any time, any doubt exists as to the identity of any person entitled to any payment hereunder or as to the amount or time of any such payment, the Administrator shall be entitled to hold such sum until such identity or amount or time is determined or until an order of a court of competent jurisdiction is obtained in regard thereto. The Administrator shall also be entitled to pay such sum into court in accordance with the appropriate rules of law.
11.5 Amendment and Termination. The Employers shall have the sole authority to modify, amend or terminate the Plan; provided, however, that any modification or termination of the Plan shall not reduce, alter or impair, without the consent of the Participant, such Participant’s right to any amounts already credited to his or her Account on the day before the effective date of such modification or termination.
11.6 Employer Determinations. Any determinations, actions or decisions of the Employers (including but not limited to, Plan amendments and Plan termination) shall be made by the boards of directors of the Employers in accordance with their established procedures or by such other individuals, groups or organizations that have been properly delegated by such boards of directors to make such determination or decision.
11.7 Construction. All questions of interpretation, construction or application arising under or concerning the terms of this Plan shall be decided by the Administrator, in its sole and final discretion, the decision of which shall be final, binding and conclusive upon all persons.
11.8 Governing Law. The Plan shall be governed by, construed and administered in accordance with the laws of the State of New York, other than its laws respecting choice of law.
11.9 Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provision of the Plan and the Plan shall be construed and enforced as if such provision had not been included therein.
11.10 Headings. The headings contained herein are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of the Plan nor in any way shall they affect the Plan or the construction of any provision hereof.
11.11 Terms. Capitalized terms shall have the meanings as defined herein. Singular nouns shall be read as plural, masculine pronouns shall be read as feminine, and vice versa, as appropriate.
11.12 Top Hat Plan. The Plan is intended to constitute a “top-hat plan” which is unfunded and maintained “primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” for purposes of ERISA.
11.13 Section 409A. The Plan and all Compensation Deferral Elections are intended to comply with the applicable requirements of Section 409A of the Code, and shall be so interpreted and construed. Any provision of the Plan that is determined to violate any applicable requirement of Section 409A of the Code shall be void and without effect. Neither the Company nor any Participant, individually or in combination, may accelerate any payment under the Plan, except in compliance with Section 409A of the Code, and no amount shall be paid under the Plan prior to the earliest date on which it is permitted to be paid under Section 409A of the Code. Notwithstanding anything to the contrary contained in Section 11.5, no amendment or termination of the Plan will be permitted if it would cause the Plan or any payment to be made under the Plan to not be in compliance with any applicable requirement of Section 409A of the Code. Notwithstanding the foregoing, neither the Company or any Employer shall be liable to, and each Participant shall be solely liable and responsible for, any taxes or penalties that may be imposed on such Participant under Section 409A of the Code with respect to such Participant’s participation in the Plan.
11.14 Term of Plan. This Plan shall continue in effect, unless sooner terminated as provided herein, for a term expiring on June 23, 2032. Such term may be extended only by the affirmative vote of a majority of the votes cast by the shareholders of Movado Group, Inc., present in person or represented by proxy, at a duly called meeting of such shareholders. Any expiration of this Plan under this Section 11.14, shall be treated in the same manner as termination of the Plan under Section 11.5.

ARTICLE XII
Adoption
12.1 Execution. To record the adoption of this Amendment and Restatement of the Plan by the Employers, the Employers have caused this instrument to be executed this      day of       , 2022.
Attest:		MOVADO GROUP, INC.

By:
Name:
Title:

MOVADO RETAIL GROUP, INC.

By:
Name:
Title:

SCHEDULE A
Eligible Employees
Group I Employees:
Group II Employees:

MOVADO GROUP INC.

MOVADO GROUP, INC.
C/O BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 22, 2022 for shares held directly and by 11:59 p.m. Eastern Time on June 20, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/MOV2022**
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 22, 2022 for shares held directly and by 11:59 p.m. Eastern Time on June 20, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D83806-P74005

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MOVADO GROUP, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Peter A. Bridgman
02) Alex Grinberg
03) Efraim Grinberg
04) Alan H. Howard
05) Richard Isserman
06) Ann Kirschner
07) Maya Peterson
08) Stephen Sadove

The Board of Directors recommends you vote FOR proposals 2, 3 and 4:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 10-K Wrap are available at www.proxyvote.com

D83807-P74005

MOVADO GROUP, INC.
THIS PROXY IS SOLICTED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS - JUNE 23, 2022

The shareholder(s) hereby appoint(s) Mitchell C. Sussis and Sallie A. DeMarsilis, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock and Class A Common Stock of MOVADO GROUP, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, Eastern Time on June 23, 2022, virtually at www.virtualshareholdermeeting.com/MOV2022, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2, 3 AND 4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side